UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities and Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ADHEREX TECHNOLOGIES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ADHEREX TECHNOLOGIES INC.

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 27, 2007

NOTICE IS HEREBY GIVEN that the annual and special meeting (the “Meeting”) of the holders of common shares (“Common Shares”) in the capital of Adherex Technologies Inc. (“Adherex” or the “Corporation”) will be held at the Toronto Board of Trade, Downtown Centre, 1 First Canadian Place, 77 Adelaide Street Entrance, Toronto, Ontario at 4:00 p.m. ET on April 27, 2007 for the following purposes:

1.	to receive the consolidated financial statements of the Corporation for the year ended December 31, 2006, together with the report of the auditors thereon;

2.	to elect directors;

3.	to appoint auditors and to authorize the directors of the Corporation to fix the auditors’ remuneration;

4.	to consider and, if deemed advisable, pass an ordinary resolution in the form set out in Appendix “A” to the Management Proxy Circular authorizing an increase in the number of Common Shares issuable under the Corporation’s stock option plan and other amendments to the Corporation’s stock option plan (the “Stock Option Plan Resolution”); and

5.	to transact such further or other business as may properly come before the Meeting or any adjournment thereof.

A copy of the Management Proxy Circular and a form of proxy accompanies this notice, as well as a copy of the Corporation’s annual report which contains the consolidated financial statements of the Corporation for the year ended December 31, 2006, together with the report of the auditors thereon and management’s discussion and analysis of financial condition and results of operations relating thereto.

The board of directors of Adherex has fixed 5:00 p.m. ET on March 26, 2007 (the “Record Date”), as the record date for determining the holders of record of Common Shares who are entitled to receive notice of the Meeting and to attend and vote at the Meeting and any adjournment or postponement thereof.

Shareholders who are unable to attend the Meeting in person are requested to date and sign the enclosed form of proxy and return it to Computershare Investor Services Inc., 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, no later than 4:00 p.m. ET on April 26, 2007, or if the Meeting is adjourned or postponed, no later than 24 hours, excluding any day which is not a business day in Toronto, preceding the reconvened Meeting. Proxies may also be deposited with the scrutineers of the Meeting, to the attention of the Chair of the Meeting at and immediately prior to the commencement of the Meeting or any adjournments or postponement thereof. In order to be represented by proxy, you must complete and submit the enclosed form of proxy or other appropriate form of proxy.

DATED at Durham, North Carolina this 26th day of March, 2007.

BY ORDER OF THE BOARD OF DIRECTORS

D. Scott Murray Senior Vice President, General Counsel and Secretary

ADHEREX TECHNOLOGIES INC.

MANAGEMENT PROXY CIRCULAR

Unless otherwise stated, information contained in this management proxy circular (the “Circular”) is given as of March 26, 2007. Except as otherwise indicated, all amounts are expressed in United States dollars.

Solicitation and Appointment of Proxies

This Circular is furnished in connection with the solicitation of proxies by management of Adherex Technologies Inc. (“Adherex” or the “Corporation”) for use at the annual and special meeting (the “Meeting”) of the shareholders of Adherex to be held at 4:00 p.m. ET on April 27, 2007 at the Toronto Board of Trade, Downtown Centre, 1 First Canadian Place, 77 Adelaide Street Entrance, Toronto, Ontario, and at any adjournment thereof, for the purposes set forth in the accompanying notice of annual and special meeting (the “Notice of Meeting”). This Circular was first mailed to stockholders on or about March 30, 2007.

The persons named in the form of proxy accompanying this Circular are officers and/or directors of Adherex. A holder of Common Shares (a “Shareholder”) has the right to appoint a person, other than the persons named in the form of proxy accompanying this Circular, as nominee to attend and act for and on behalf of such Shareholder at the Meeting, and may exercise such right by inserting the name of such person in the blank space provided on the form of proxy, or by executing a proxy in a form similar to the form of proxy accompanying this Circular. If a Shareholder appoints one of the persons named in the form of proxy accompanying this Circular as the nominee of the Shareholder and does not direct such nominee to vote either for or against or withhold from voting on a matter or matters with respect to which an opportunity to specify how the Common Shares registered in the name of such Shareholder are to be voted, the proxy shall be voted FOR the matter or matters set forth on such proxy and in the discretion of the person appointed on all other matters (if any) upon which the Shareholder is entitled to cast a vote. A proxy nominee need not be a Shareholder. If the Shareholder is a corporation, the proxy must be executed by an officer or properly appointed attorney.

In order for a proxy to be effective at the Meeting, it must be addressed to the Secretary of Adherex and be mailed to or deposited by hand with Computershare Investor Services Inc., 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1, not later than 4:00 p.m. ET on April 26, 2007 or, if the Meeting is adjourned or postponed, not later than 24 hours (excluding any day which is not a business day in Toronto) before the time of the reconvened Meeting. Proxies may also be deposited with the scrutineers of the Meeting, to the attention of the Chair of the Meeting, at or immediately prior to the commencement of the Meeting, or any adjournment or postponement thereof. An undated but executed proxy will be deemed to be dated the date of this Circular.

The solicitation of proxies for the Meeting will be primarily by mail, but proxies may also be solicited personally or by telephone by employees or agents of Adherex. Employees of Adherex will not receive any extra compensation for such activities. Adherex will pay brokers or other persons holding Common Shares in their own names, or in the names of nominees, for their reasonable expenses for sending proxies and proxy material to beneficial owners of Common Shares and requesting authority to execute proxies in respect of such Common Shares. The solicitation of proxies by this Circular is being made by or on behalf of the management of Adherex and its board of directors (the “Board”) and the total cost of this solicitation will be borne by Adherex.

Voting of Proxies

The Common Shares represented by a proxy at the Meeting will be voted for or withheld from voting in each of the election of directors and appointment of auditors and authorizing the Board to fix the auditors remuneration (together, the “Ordinary Matters”) and voted for or against the Stock Option Plan Resolution (the “Special Matter”) in accordance with the instructions of the Shareholder. If no choice is specified in the proxy or the instructions are not certain, the persons named in the form of proxy accompanying this Circular will vote FOR all of the matters proposed by management at the Meeting and described in the Notice of Meeting and in the discretion of the person appointed on all other matters (if any) upon which the Shareholder appointing the proxy is entitled to cast a vote.

The form of proxy accompanying this Circular, when properly completed and executed, confers discretionary authority upon the persons named therein with respect to any amendment or variation to the matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting. Management of Adherex and the Board knows of no matters to come before the Meeting other than those referred to in the Notice of Meeting. However, if any other matters that are not now known to management of Adherex or the Board should properly come before the Meeting, the Common Shares represented by proxies given in favour of the persons named in the form of proxy accompanying this Circular will be voted on such matters in accordance with the discretion of such person.

Revocation of Proxies

A Shareholder may revoke a previously given proxy by:

(i)	completing and signing a proxy bearing a later date and depositing it with Computershare Investor Services Inc. as described above;

(ii)

depositing an instrument in writing signed by the Shareholder or an attorney authorized by a document signed in writing or by electronic signature (if the Shareholder is a corporation, under its corporate seal by an officer or attorney thereof properly authorized, indicating the capacity under which such officer or attorney is signing), or by transmitting, by telephonic or electronic means, a revocation signed by electronic signature, or by any other manner permitted by law, which must be received either (A) with Computershare Investor Services Inc., 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1, not later than 4:00 p.m. ET on April 26, 2007, or (B) with the scrutineers of the Meeting to the attention of the Chair of the Meeting on the day of the Meeting, or any adjournment thereof, prior to the taking of the vote to which such proxy relates; or

(iii)	in any other manner permitted by law.

Advice to Beneficial Holders of Common Shares

This section applies to beneficial holders of Common Shares who are not registered holders. The information set forth in this section is of significant importance to many holders of Common Shares, as a substantial number of Shareholders do not hold Common Shares in their own name.

The Notice of Meeting, the proxy and this Circular are being sent to both registered and non-registered owners of Common Shares. Only registered holders of Common Shares, or the persons that they appoint as proxies, are permitted to attend and vote at the Meeting. In many cases, however, Common Shares are beneficially owned by a shareholder (a “Beneficial Holder”) and are registered either:

1.	in the name of an intermediary (an “Intermediary”) that the Beneficial Holder deals with in respect of the Common Shares, such as, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans; or

2.	in the name of a clearing agency (such as The Canadian Depository for Securities Limited (“CDS”) or Depository Trust Company (“DTC”) in the United States) of which the Intermediary is a participant.

In accordance with the requirements of National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer of the Canadian Securities Administrators, the Corporation has distributed copies of the Notice of Meeting, the proxy and this Circular (collectively, the “Meeting Materials”) to CDS and all of the Intermediaries for delivery to Beneficial Holders.

Intermediaries are required to forward the Meeting Materials to Beneficial Holders unless a Beneficial Holder has waived the right to receive them. Often, Intermediaries will use service companies to forward the Meeting Materials to Beneficial Holders. Generally, Beneficial Holders who have not waived the right to receive Meeting Materials will either:

(a)	be given a proxy that has already been signed by the Intermediary (typically by a facsimile, stamped signature) which is restricted as to the number of Common Shares beneficially owned by the Beneficial Holder but which is otherwise uncompleted – because it has already been signed by the Intermediary, this proxy does not need to be signed by the Beneficial Holder and, in this case, the Beneficial Holder who wishes to submit a proxy should properly complete the proxy and deposit it with Computershare as described above; or

(b)	more typically, be given a voting instruction form that is not signed by the Intermediary, and which, when properly completed and signed by the Beneficial Holder and returned to the Intermediary or its service company, will constitute voting instructions (often called a “proxy authorization form”) the Intermediary must follow. Typically, the proxy authorization form will consist of a one page pre-printed form. Sometimes, instead of the one page pre-printed form, the proxy authorization form will consist of a regular printed proxy form accompanied by a page of instructions which contains a removable label containing a bar-code and other information. In order for the form of proxy to validly constitute a proxy authorization form, the Beneficial Holder must remove the label from the instructions and affix it to the form of proxy, properly complete and sign the form of proxy and return it to the Intermediary or its service company in accordance with the instructions of the Intermediary or its service company.

The purpose of these procedures is to permit Beneficial Holders to direct the voting of the Common Shares that they beneficially own. If a Beneficial Holder who receives either a proxy or a voting instruction form wishes to attend and vote at the Meeting in person (or have another person attend and vote on behalf of the Beneficial Holder), the Beneficial Holder should strike out the names of the persons named in the proxy and insert the Beneficial Holder’s (or such other person’s) name in the blank space provided or, in the case of a voting instruction form, follow the corresponding instructions on that form. In either case, Beneficial Holders should carefully follow the instructions of their Intermediaries and their service companies, including those regarding when and where the proxy or proxy authorization form is to be delivered.

Record Date and Entitlement to Vote

The Record Date for the purpose of determining Shareholders entitled to receive the Circular and to vote at the Meeting has been fixed as 5:00 p.m. ET on March 26, 2007 (the “Record Date”). Each Shareholder at the close of business (5:00 p.m. ET) on the Record Date is entitled to attend the Meeting in person or by proxy and to cast one (1) vote for each Common Share held by such Shareholder on the Record Date.

Quorum

According to the Corporation’s by-laws, the quorum for the transaction of business at any meeting of Shareholders shall be two or more persons present in person or represented by proxy holding not less than 33 1/3% of the then issued and outstanding Common Shares.

Voting Securities and Principal Holders of Voting Securities

As at March 26, 2007, there were 126,140,787 Common Shares issued and outstanding. Each Common Share carries the right to one vote at the Meeting.

Beneficial ownership of the Common Shares in the following tables is determined in accordance with the rules and regulations of the U.S. Securities Exchange Commission (the “SEC”). Under these rules, a person is deemed to beneficially own a Common Share if that person has or shares voting power or investment power with respect to that share, or has the right to acquire beneficial ownership of that share within 60 days, including through the exercise of any option, warrant or other right or the conversion or any other security. Shares issuable under stock options and warrants are deemed outstanding for computing the percentage of the person holding options or warrants but are not outstanding for computing the percentage of any other person.

To the knowledge of the directors and senior officers of Adherex, as of the close of trading on the date of this Circular, Southpoint Capital Advisors LP, Lawrence Asset Management Inc. and OrbiMed Advisors LLC each beneficially own, directly or indirectly, or exercise control or direction over, voting securities of Adherex carrying more than 5% of the voting rights attached to all of the outstanding Common Shares as follows:

Name and Address of Beneficial Owner	Amount of Ownership		Percent of Class
Southpoint Capital Advisors LP 623 Fifth Avenue, Suite 2503 New York, New York 10022	62,256,000	(1)	42.4%
Lawrence Asset Management Inc. 70 York Street, Suite 1500 Toronto, Ontario Canada M5J 1S9	19,396,071	(2)	16.9%
OrbiMed Advisors LLC 767 Third Avenue, 30th Floor New York, New York 10017	13,151,796	(3)	10.1%

(1)	Includes a warrant to purchase 20,752,000 shares of common stock at an exercise price of $0.40, expiring February 21, 2010.
(2)	Includes a warrant to purchase 7,575,757 shares of common stock at an exercise price of $0.40, expiring February 21, 2010.
(3)	Includes a warrant to purchase 2,590,000 shares of common stock at an exercise price of $0.40, expiring February 21, 2010, a warrant to purchase 1,145,000 shares of common stock at an exercise price of CAD$2.15, expiring December 19, 2008, a warrant to purchase 373,359 shares of common stock at an exercise price of CAD$3.50, expiring May 20, 2007 and a warrant to purchase 214,320 shares of common stock at an exercise price of $1.75, expiring on July 20, 2008.

As at March 26, 2007, the directors and senior officers of Adherex and, to the knowledge of the directors and senior officers of Adherex, after reasonable enquiry, their respective associates, as a group, beneficially owned, directly or indirectly, or exercised control or direction over 1,602,492 Common Shares (approximately 1.27% of all outstanding Common Shares on such date) and options and warrants to purchase 4,882,973 Common Shares (approximately 3.73% of the aggregate of all outstanding Common Shares and all Common Shares subject to outstanding options and warrants to purchase Common Shares on such date).

The following table sets forth the number of shares of Common Stock beneficially owned as of March 26, 2007 by (1) each director and executive officer, and (2) all directors and executive officers as a group. The percentage of beneficial ownership for the following table is based upon 126,140,787 shares of Common Stock outstanding as of March 26, 2007. Except as indicated below, the security holders listed possess sole voting and investment power with respect to the shares beneficially owned by that person. The address for each listed shareholder is c/o Adherex Technologies Inc., 4620 Creekstone Drive, Suite 200, Durham, North Carolina 27703.

Name and Address of Beneficial Owner	Amount of Ownership	Percent of Class
William P. Peters (1)	3,236,957	2.51%
Donald W. Kufe (2)	139,742	0.11	%*
Michael G. Martin (3)	110,000	0.09	%*
Fred H. Mermelstein (4)	1,591,914	1.26%
Peter Morand (5)	199,042	0.16	%*
Robin J. Norris (6)	415,100	0.33	%*
Arthur T. Porter (7)	125,742	0.10	%*
James A. Klein, Jr. (8)	322,500	0.26	%*
D. Scott Murray (9)	344,470	0.27	%*
Directors and executive officers as a group (nine persons)	6,485,465	4.9%

*	Less than 1%.
(1)	Includes 71,157 shares of common stock issuable pursuant to exercisable warrants and 2,613,152 shares of common stock subject to options that are exercisable within 60 days of March 26, 2007.
(2)	Includes 71,180 shares of common stock subject to options that are exercisable within 60 days of March 26, 2007.
(3)	Includes 16,667 shares of common stock subject to options that are exercisable within 60 days of March 26, 2007.
(4)	Includes 99,462 shares of common stock issuable pursuant to exercisable warrants and 69,502 shares of common stock subject to options that are exercisable within 60 days of March 26, 2007. Of these holdings, 1,327,819 shares of common stock and 76,384 shares of stock issuable pursuant to exercisable warrants are beneficially held by a company owned by Dr. Mermelstein and his spouse.
(5)	Includes 5,000 shares of common stock issuable pursuant to exercisable warrants and 69,502 shares of common stock subject to options that are exercisable within 60 days of March 26, 2007.
(6)	Includes 317,000 shares of common stock subject to options that are exercisable within 60 days of March 26, 2007.
(7)	Includes 63,869 shares of common stock subject to options that are exercisable within 60 days of March 26, 2007.
(8)	Includes 252,500 shares of common stock subject to options that are exercisable within 60 days of March 26, 2007.
(9)	Includes 170,804 shares of common stock subject to options that are exercisable within 60 days of March 26, 2007.

Approval Requirements and Eligible Voting Shares

Each of the Ordinary Matters must be approved by a simple majority of the votes cast by Shareholders, present in person or by proxy at the Meeting. The Stock Option Plan Resolution must be approved by a simple majority of the votes cast by Shareholders, present in person or by proxy at the Meeting, other than votes attaching to Common Shares beneficially held by insiders to whom options may be granted under the Stock Option Plan, and associates of such insiders. For these purposes, any spoiled votes, illegible votes, defective votes and abstentions will not be considered votes cast.

Other Business

Other than the Ordinary Matters and the Special Matter discussed elsewhere in this Circular, management of Adherex does not intend to present and does not have any reason to believe that others will present, at the Meeting, any item of business other than those set forth in this Circular. If, however, any other business is properly presented at the Meeting and may properly be considered and acted upon, proxies will be voted by those named in the applicable form of proxy in their sole discretion, including with respect to any amendments or variations to the matters identified herein.

ORDINARY MATTERS

Election of Directors

The number of directors of Adherex to be elected at the Meeting is ten (10). The following are the names of the persons for whom it is intended that votes will be cast for their election as directors of the Corporation pursuant to the proxy which is hereby solicited, unless the Shareholder directs therein that such Shareholder’s Common Shares be withheld from voting in the election of directors:

Dr. William P. Peters

Dr. Donald W. Kufe

Mr. Michael Martin

Dr. Fred H. Mermelstein

Dr. Peter Morand

Dr. Robin J. Norris

Dr. Arthur T. Porter

Mr. Claudio F. Bussandri

Mr. William G. Breen

Mr. Robert W. Butts

The term of office for each such person will be until Adherex’s next annual meeting of Shareholders or until such person’s successor is elected or duly appointed. In the event that prior to the Meeting any vacancies occur in the slate of nominees submitted above, it is intended that discretionary authority shall be exercised to vote the proxy hereby solicited (unless otherwise directed as aforesaid) for the election of any other person or persons as directors. Adherex management is not now aware that any of such nominees would be unwilling to serve as a director if elected.

The following table sets forth the name of each person proposed at the date hereof to be nominated by management for election to the Board, such person’s principal occupation or employment, all other positions with Adherex and any significant affiliate thereof now held by such person, if any, the year in which such person became a director of Adherex and such person’s age.

The Corporation has an Audit Committee, a Compensation Committee, a Nominating Committee and a Governance Committee. The current members of such committees are noted below.

Name and Province/State and Country of Residence, Position	Current Principal Occupation and Principal Occupation For Previous Five Years	Director Since	Age
William P. Peters, MD, PhD, MBA Florida, USA Chief Executive Officer and Chairman of the Board of Directors	Chairman and CEO of Adherex; previously, President, Institute for Strategic Analysis and Innovation of the Detroit Medical Center, and President, Director and CEO of the Karmanos Cancer Institute	Nov 2002	56

Donald W. Kufe, MD (3)(4) Massachusetts, USA Director	Professor of Medicine, Dana-Farber Cancer Institute, Harvard Medical School	Dec 2003	62

Name and Province/State and Country of Residence, Position	Current Principal Occupation and Principal Occupation For Previous Five Years	Director Since	Age

Michael G. Martin (1)(2) New Jersey, USA Director	Chief Executive Officer of BioEnergy of America, Inc.; previously, managing director of R&M Financial Associates	Sept 2006	56

Fred H. Mermelstein, PhD (3)(4) Massachusetts, USA Lead Independent Director of the Board of Directors	Founder and President of Javelin Pharmaceuticals, Inc.; previously, Director of Venture Capital, Paramount Capital Investments, LLC	Nov 2002	48

Peter Morand, PhD (1)(2)(4) Ontario, Canada Director	President, Peter Morand & Associates Inc.; previously, President & CEO of the Canadian Science and Technology Growth Fund Inc.	Dec 1998	72

Robin J. Norris, MD North Carolina, USA President, Chief Operating Officer and Director	President and COO of Adherex; previously, COO of PowderJect plc	Nov 2002	60

Arthur T. Porter, MD, MBA (1)(2)(3) Quebec, Canada Director	Executive Director, McGill University Health Centre; previously, President and CEO, Detroit Medical Center	Feb 2004	50

Claudio F. Bussandri Quebec, Canada Director	Corporate Director of McKesson Canada; previously CEO, McKesson Canada	—	59

William G. Breen Ontario, Canada Director	President, William G. Breen and Associates; previously, Chairman of Simware Inc.	—	61

Robert W. Butts New York, USA Director	CoFounder and Portfolio Manager, Southpoint Capital Advisors LP; previously Analyst, Greenlight Capital	—	32

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating Committee
(4)	Member of the Governance Committee

William P. Peters, MD, PhD, MBA

Dr. Peters has been the Chief Executive Officer of Adherex since March 2003, the Chairman of our Board since February 2004, and a member of the Board since November 2002. From March 2003 to February 2004, Dr. Peters served as the Vice Chairman of the Board. Dr. Peters has served on the faculty at Harvard University, Duke University and Wayne State University. He originated the solid tumor high-dose chemotherapy and bone marrow transplant program at the Dana-Farber Cancer Institute, and was Director of Bone Marrow Transplantation and Professor of Medicine at Duke University from 1984 to 1995 and was an Associate Director of the Cancer Center. He then served as President, Director and CEO of the Karmanos Cancer Institute from 1995 to 2001. Simultaneously, he served as Associate Dean for Cancer at Wayne State University and was the Senior Vice President for Cancer Services at the Detroit Medical Center. In 2001, he organized the Institute for Strategic Analysis and Innovation at the Detroit Medical Center of which he served as President. Dr. Peters has three Bachelor degrees (Biochemistry, Biophysics and Philosophy) from Pennsylvania State University, received his MPhil, MD and PhD degrees from the Columbia University College of Physicians & Surgeons in New York and trained clinically at Harvard University Medical School’s Brigham and Women’s Hospital and Dana-Farber Cancer Institute. He is board certified in internal medicine and medical oncology. He earned his MBA at the Duke University Fuqua School of Business.

Donald W. Kufe, MD

Dr. Kufe has been on the Board since December 2003. Dr. Kufe is the chair of the Scientific and Clinical Advisory Board of Adherex. Dr. Kufe received his MD in 1970 from the University of Rochester School of Medicine and postgraduate training at Harvard’s Beth Israel Hospital. Subsequently, he undertook extensive laboratory-based research in molecular virology at the Institute of Cancer Research of Columbia University. In 1979, he joined the faculty of Harvard’s Dana-Farber Cancer Institute where he is now Professor of Medicine. He has served as Chief of the Division of Cancer Pharmacology, Deputy Director of the Dana-Farber Cancer Center, Director of the Harvard Phase I Oncology Group and Leader of the Experimental Therapeutics Program. He has served as the senior editor of Cancer Medicine, one of the major text books in oncology, and on the editorial board of multiple international cancer research journals.

Michael G. Martin

Mr. Martin has been on the Board since September 2006. He is Chief Executive Officer of BioEnergy of America, Inc., a company dedicated to developing renewable sources of energy. Prior to assuming his role at BioEnergy, Mr. Martin served as managing director of R&M Financial Associates, a merger & acquisition consulting firm specializing in small and mid-size companies across multiple industries. From 1991 to 1999, he was Chairman and President of Proformix, Inc., a publicly traded manufacturer of computer equipment. He has previously served as President of Centercore of NJ, a business-to-business consulting company, as well as President and Vice President of Centercore, Inc., a publicly traded manufacturing company.

Fred H. Mermelstein, PhD

Dr. Mermelstein has been a director of Adherex since November 2002. Dr. Mermelstein is Founder and President of Javelin Pharmaceuticals, Inc. and previously served as Director of Venture Capital at Paramount Capital Investments, LLC, a merchant banking and venture capital firm specializing in biotechnology, from 1998 to 2003. He has served as director and Chief Science Officer of PolaRx Biopharmaceuticals, and is a director of Cardiome Pharma and previously the Jordan Heart Foundation. Dr. Mermelstein holds a dual Ph.D. in Pharmacology and Toxicology from Rutgers University and the University of Medicine and Dentistry of New Jersey (UMDNJ) Robert Wood Johnson Medical School. He completed his post-doctoral training supported by two grant awards, a National Institutes of Health fellowship and a Howard Hughes Medical Institute fellowship in the department of biochemistry at UMDNJ Robert Wood Johnson Medical School.

Peter Morand, PhD

Dr. Morand has been a director of Adherex since December 1998. He is President of Peter Morand & Associates and from 1996 to 2005, Dr. Morand served as President, CEO and Director of the Canadian Science and Technology Growth Fund Inc., a venture capital fund that invests in the commercialization of the results of early-stage advanced technology companies. Dr. Morand is currently a member of the Boards of Directors of

Variations Biotechnologies Inc., the Institute on Governance and the Ottawa Life Sciences Council (past Chair) and is a member of the Advisory Board of the Institute on Biodiagnostics. Dr. Morand was a director of D-Box Technology Inc. from 2004 to 2006. Dr. Morand is a past President of the Natural Sciences and Engineering Research Council (NSERC, 1990-95), a federal agency that invests more than $600 million annually in support of research. Prior to his NSERC appointment, Dr. Morand spent many years at the University of Ottawa as a Professor of Chemistry and occupied the positions of Dean of Science and Engineering and Vice Rector. Dr. Morand started his career in the pharmaceutical industry at Ayerst Laboratories.

Robin J. Norris, MD

Dr. Norris has been the Chief Operating Officer of Adherex since January 2002, President of Adherex since June 2002 and a member of the Board since November 2002. Prior to joining Adherex, Dr. Norris was Chief Operating Officer and Chairman of the Scientific Advisory Committee of PowderJect plc from March 1998 to December 2001 and Chief Operating Officer of Noven Inc. from March 1995 to March 1998. Dr. Norris received his medical education and degree in the United Kingdom with postgraduate qualifications in obstetrics, general medicine and pharmaceutical medicine. Following eight years of clinical practice, Dr. Norris has spent 28 years in the pharmaceutical industry, predominantly based in the United States, but with global drug development responsibilities. During his career, Dr. Norris has been responsible for the successful development of a wide range of pharmaceutical products and devices moving and transitioning them from fundamental “bench-level” research and development through the regulatory process and into the global marketplace.

Arthur T. Porter, MD, MBA

Dr. Porter has served as a director of Adherex since February 2004 and was originally nominated to the Board pursuant to an arrangement between the Corporation and HBM BioVentures (Cayman) Ltd. Dr. Porter has served as the Executive Director of the McGill University Health Centre since January 2004. Dr. Porter was the President and Chief Executive Officer of the Detroit Medical Center from 1999 to 2003. From 1991 to 1998, Dr. Porter served as the Chief of the Gershenson Radiation Oncology Center at Harper Hospital, Radiation Oncologist-in-Chief at the Detroit Medical Center. He has also served as Senior Radiation Oncologist at the Cross Cancer Institute in Edmonton, Alberta and Associate Professor in the Faculty of Medicine at the University of Alberta, Chief of the Department of Radiation Oncology at the London Regional Cancer Centre and Chairman of the Department of Oncology at Victoria Hospital Corporation. Dr. Porter serves as a director of Munder Funds, Universal Healthcare Management Systems and Air Canada.

Claudio F. Bussandri, MBA

Mr. Bussandri is the Corporate Director of McKesson Canada, a leading provider of logistics and products and services in the Canadian health care marketplace. He is the immediate past CEO of McKesson Canada. Prior to his tenure at McKesson, Mr. Bussandri was President of Lantic Sugar Limited and has held senior executive positions at Nabisco Brands Limited of Canada and Coffee Club Companies. Mr. Bussandri graduated from McGill University with a Bachelor of Engineering (Mechanical), and subsequently obtained an MBA. Mr. Bussandri is a member of the Board of Directors of the McGill University Health Centre (MUHC), of the Executive Committee of the MUHC Foundation and of the Canadian Council of Chief Executives (CCCE). He is past Chairman of the Board of the Montreal Children Hospital Foundation, former Chairman of CAPDM and of the Food and Consumer Products Manufacturers of Canada.

William G. Breen

Mr. Breen has served as President of William G. Breen and Associates since 1999. From 1988 to 1999, he held various positions at Simware Inc., a producer of connectivity and internetworking software, including Chairman, Director, CEO, and President. Prior to his tenure at Simware, Mr. Breen was Senior Vice President, Operations and Director for Cognos Inc., Canada’s largest producer of business intelligence and corporate performance management software. Mr. Breen’s earlier career included positions as Senior Vice President, Operations for Computel Systems and Marketing Manager for IBM. Mr. Breen graduated from the University of Waterloo with a Bachelor of Science in Mathematics. Mr. Breen currently serves on the Board of Hullo Corporation and previously served on numerous other Boards of Directors, including Media5, Jambalaya Technologies Ltd., Calian Technology Inc., the Perley and Rideau Veteran’s Hospital and Hospital Foundation, and the Canadian Advanced Technology Association. He has also served on the Finance and Audit Committee of the Canadian National Arts Centre and Chaired the Research and Development Committee of the Government of Canada Prosperity Initiative.

Robert W. Butts

Mr. Butts is Co-Founder and Portfolio Manager of Southpoint Capital Advisors LP, a private investment partnership with more than $1 billion in assets under management. Prior to Southpoint, Mr. Butts was an analyst for Greenlight Capital, a value-oriented hedge fund. He began his career as a financial analyst in the mergers and acquisitions group at Merrill Lynch. Mr. Butts graduated from Amherst College, where he earned a Bachelor of Science degree with a triple major in mathematics, physics and chemistry. Mr. Butts serves on the Board of Integrated Electrical Services Inc., a publicly-traded electrical contracting company.

Appointment of Auditors

The persons named in the accompanying form of proxy intend to vote for the re-appointment of PricewaterhouseCoopers as Adherex’s auditors to hold office until the next annual meeting of Shareholders and to authorize the Board to fix the remuneration of the auditors, unless the Shareholder has specified in the form of proxy that the shares represented by such form of proxy are to be withheld from voting in respect thereof. PricewaterhouseCoopers was first appointed the Corporation’s auditors on March 17, 1999.

Representatives of PricewaterhouseCoopers are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

SPECIAL MATTERS

Stock Option Plan Resolution

At the Meeting, Shareholders will be asked to approve amendments to the Corporation’s Stock Option Plan (the “Stock Option Plan”) that were approved by the Board on March 23, 2007 (the “Option Plan Amendments”), as are set out in Appendix A. The Option Plan Amendments relate to: (i) changing the maximum number of Common Shares issuable under the Stock Option Plan from 5,600,000 to 20,000,000 (the “Plan Maximum Amendment”); (ii) the expiry of stock options following a Black-Out Period (as herein defined) (the “Black-Out Period Amendment”); and (iii) the Stock Option Plan’s amending procedures.

The Option Plan Amendments, the form of which have been pre-cleared by the Toronto Stock Exchange (the “TSX”), are required in part to comply with the TSX rules in Subsections 613(d) and 613(h)(iii) of the TSX Company Manual (the “Manual”). The following is a summary of the Option Plan Amendments.

Plan Maximum Amendment. The strategic use of incentive stock options is a very important component of the Corporation’s overall compensation plan for its executives, employees and advisors and continues to be one of the Corporation’s primary tools for attracting, motivating and retaining qualified executives, employees and advisors, which is critical to the Corporation’s success. On March 23, 2007, the Board approved, subject to shareholder and regulatory approval, a proposed amendment to the Stock Option Plan to change the maximum number of Common Shares that may be issued under the Stock Option Plan from the current fixed maximum number of 5,600,000 Common Shares to a fixed maximum number of 20,000,000 Common Shares, which represents approximately 15.9% of the Corporation’s issued and outstanding Common Shares as of March 26, 2007 and 10.7% of the Corporation’s share capital on March 26, 2007 on a fully diluted basis. In making the decision to recommend the Plan Maximum Amendment, the Board considered a number of factors, including the number of options currently outstanding under the Stock Option Plan, the number of options currently available for grant under the Stock Option Plan, the Corporation’s current and anticipated human resource requirements and various competitive benchmarks. In light of the public offering by the Corporation and the issuance of units thereunder in February 2007, the Board has determined that it is in the best interests of the Corporation that the size of the stock option pool be increased. Of the currently authorized 5,600,000 Common Shares, 5,129,047 are currently reserved for issuance upon the exercise of outstanding options (not including 700,000 options granted to the CEO outside the Stock Option Plan and approved by shareholders on December 16, 2003). As of the date hereof, the Corporation has available a total of 434,353 Common Shares to be issued pursuant to the exercise of options to be granted under the Stock Option Plan. The Corporation believes that the proposed increase in the maximum number of Common Shares that may be issued under the Stock Option Plan will ensure that a reasonable number of Common Shares remain available for the grant of options in the future. The Corporation plans to request the conditional listing of additional Common Shares on the TSX and AMEX to be listed as reserved for issuance under the Stock Option Plan. No options have been granted to any director or Named Executive Officer out of the proposed Plan Maximum Amendment.

Black-Out Period Amendment. As part of the Corporation’s good corporate governance practices, the Corporation self-imposes trading restrictions from time to time (such periods each being a “Black-Out Period”) recommending that officers, directors, employees and certain advisors and consultants not exercise and sell their vested stock options. The Stock Option Plan will be amended such that, should the expiry date of any vested stock option fall on, or within nine (9) trading days immediately following, a Black-Out Period, the expiry date of such a vested stock option will automatically be the date that is ten (10) trading days from the date the relevant Black-Out Period ends.

Amending Provisions Amendment. The Stock Option Plan allows the Board to alter, amend or discontinue the Stock Option Plan, from time to time and at any time, provided that no such amendment or termination could, without the consent of a participant, impair the participant’s rights or increase the participant’s obligations under the Stock Option Plan. It was implicit under the Stock Option Plan that the Board could make certain amendments without shareholder approval. However, the TSX now requires the Stock Option Plan to explicitly provide that shareholder approval is not required to implement any amendments, save and except for amendments related to (i) the maximum number of Common Shares or any other shares of the Corporation which are reserved for issuance under the Stock Option Plan (and under any other share compensation arrangement of the Corporation); (ii) a reduction in the exercise price for options held by insiders; and (iii) an extension to the term of options held by insiders. In other words, other than these three prescribed items, any other amendment can be made by the Board without shareholder approval. Such amendments may for example include, without limitation, amendments related to (a) the vesting provisions of the Stock Option Plan or any option granted under the Stock Option Plan, (b) the early termination provisions of the Stock Option Plan or any option granted under the Stock Option Plan, (c) the addition of any form of financial assistance by the Corporation for the acquisition by all or certain categories of participants, and the subsequent amendment of any such provision which is more favourable to such participants, (d) the addition or modification of a cashless exercise feature, payable in cash or Common Shares, which provides for a full deduction of the number of underlying Common Shares from the Stock Option Plan reserve, (e) the suspension or termination of the Stock Option Plan, or (f) any other amendment, whether fundamental or otherwise, not requiring shareholder approval under applicable laws (including, without limitation, the rules, regulations and policies of the TSX). The Stock Option Plan will therefore be amended to comply with the TSX requirements.

The Option Plan Amendments are subject to prior regulatory approval. The TSX has been asked to conditionally approve the Option Plan Amendments subject to ratification by the Shareholders at the Meeting as set forth herein. Accordingly, Shareholders will be asked to consider and, if deemed advisable, to approve, with or without amendment, the Stock Option Plan Resolution set out in Appendix “A” to this Circular. See “Other Information Regarding Management – Stock Option Plan” for a discussion of the material terms of the Stock Option Plan.

To become effective, the Stock Option Plan Resolution must be approved by a simple majority of the votes cast by the Shareholders voting in person or by proxy at the Meeting, other than the votes attaching to Common Shares beneficially held by insiders of the Corporation to whom options may be granted under the Stock Option Plan and associates of such insiders. To the knowledge of the directors and senior officers of Adherex, after reasonable enquiry, as of the date hereof such insiders and their respective associates, as a group, beneficially owned, directly or indirectly, or exercised control or direction over 1,602,492 Common Shares.

The Board recommends to the Shareholders that they approve the Stock Option Plan Resolution. Unless directed otherwise, the persons named in the accompanying form of proxy intend to vote FOR the Stock Option Plan Resolution. The full text of the Stock Option Plan Resolution is annexed hereto as Appendix “A.”

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This discussion relates to the executive officers listed in the Summary Compensation Table below, who are referred to as Named Executive Officers.

Mandate of the Compensation Committee

It is the task of the Compensation Committee to periodically review Adherex’s compensation structure with respect to its Named Executive Officers, including its Chief Executive Officer, to ensure that Adherex continues to attract and retain qualified and experienced individuals to its management team and to motivate these individuals to perform to the best of their ability and in Adherex’s best interests. The Compensation Committee determines the compensation of the Named Executive Officers, evaluates and approves the compensation plans, policies and programs of the Corporation and recommends to the Board from time to time other incentive compensation plans that it determines should be considered. In February 2004, Adherex’s Board restated the charter of the Compensation Committee, a current copy of which can be found under “Corporate Governance” in the Investor Relations section of Adherex’s website at www.adherex.com.

In reviewing executive compensation, the Compensation Committee relies on the advice of the Chief Executive Officer regarding other executive officers and allows him to participate in the Committee’s deliberations on those executive officers. The Chief Executive Officer, however, is not allowed to participate in the Committee’s deliberations on his compensation. The Compensation Committee may not delegate any of its responsibilities to another entity or to an individual without the approval of the Board.

General Compensation Philosophy

The key components of executive officer compensation are salaries, cash incentive awards and stock options, with salaries currently receiving the greatest emphasis followed by cash incentive awards and then stock options. Adherex’s policy with respect to the compensation of Named Executive Officers is to establish annual goals with respect to corporate development and the individual areas of responsibility of each Named Executive Officers and then to review total compensation with respect to the achievement of these goals. In addition, the Compensation Committee recognizes the importance of ensuring that overall compensation for Named Executive Officers is not only internally equitable, but also competitive in today’s market in order to attract, retain and motivate individuals with the qualifications and commitment needed to enhance shareholder value and maintain Adherex’s competitiveness in its market segment. In order to assess this competitiveness, the Corporation has identified a comparator group consisting of local and other U.S. and Canadian organizations in the biotechnology industry that have comparable market capitalizations, products for cancer under development and/or product candidates at similar stages of development. The Compensation Committee uses this comparator group for general guidance and not for any specific benchmarking of Named Executive Officer compensation to the comparator group.

Salary and Non-Equity Incentive Awards

It is Adherex’s policy that the base salaries paid to its Named Executive Officers reflect, in addition to the criteria set out above, the individual’s responsibility, experience and achievements. Each year the Compensation Committee sets a series of objectives for each executive and for the executive team as a whole to determine the opportunity for cash incentive awards. These objectives are prioritized and assigned potential values in light of overall company objectives, including with respect to scientific, clinical, regulatory, intellectual property, business and corporate development, and financial objectives. The Compensation Committee reviews both base salaries and cash incentive awards on at least an annual basis to ensure that the relevant criteria are satisfied. Adherex’s Named Executive Officers demonstrated outstanding effort and dedication during difficult and challenging times in 2006 but several key corporate objectives were not able to be met. However, the

Corporation did achieve many other corporate objectives publicly outlined early in 2006 as well as other unanticipated yet important objectives that developed over the course of the year, including entering into a clinical trial agreement (CTA) with the U.S. National Cancer Institute’s Division of Cancer Treatment and Diagnosis, entering into an agreement with the International Childhood Liver Tumour Strategy Group (known as SIOPEL) for the conduct of a randomized trial of Sodium Thiosulfate (STS), the regaining of all rights to ADH-1 from GlaxoSmithKline (GSK), the completion of patient enrollment in the single-agent Phase II ADH-1 studies being conducted in Europe and North America, the production of preclinical data showing significant and unexpected synergy of ADH-1 in combination with chemotherapy and the subsequent launch of a combination clinical trial program, the completion of a clinical and numerous preclinical proof of mechanism studies with eniluracil and the launch of a Phase I/II eniluracil study in Asian patients with hepatocellular cancer, the completion of a $6.5 million equity offering, as well as significant progress towards the March 1, 2007 purchase of all of GSK’s remaining buyback options to eniluracil under our Development and License Agreement with GSK. As a result of our need to conserve cash, effective December 8, 2006, Dr. Peters agreed to defer 50% of his annual salary pending completion of a financing or other corporate event that provided the Corporation with the necessary capital to continue its development programs. Further, the Compensation Committee deferred 50% of the director fees and provided that no bonuses, salary increases or option grants would be made to any executives until after the closing of such a financing or equivalent corporate funding event. These awards were ultimately determined and paid in February 2007 as discussed below. The cash incentive awards earned by these individuals reflect both the level of each executive’s achievement of individual objectives as well as the level of the executive team’s achievement of its collective goals.

Stock Options

The annual compensation considerations also include the awarding of stock options. The granting of options to the Named Executive Officers under the Stock Option Plan serves three primary purposes: (1) to recognize significant performance during the past year; (2) to provide long-term incentives for future efforts, since the value of the options is directly dependent on the market valuation of the Corporation; and (3) to retain individuals, as the options typically vest over time. When determining whether and how many new option grants will be made, the Compensation Committee takes into account the amount and terms of any outstanding options. The Compensation Committee generally considers the granting of options twice annually. The Committee, in its discretion, may grant options at other times during a fiscal year to a Named Executive Officer for performance or other reasons. Adherex does not require its Named Executive Officers to own a specific amount of Common Shares.

Named Executive Officer Compensation

The Compensation Committee is charged with annually reviewing and approving corporate goals and objectives relevant to each of the Named Executive Officer’s compensation, evaluating each officer’s performance in light of those goals and objectives, and fixing and determining each Named Executive Officer’s level of salary and award of cash incentive payments and options based on this evaluation. In determining the long-term incentive component of each Named Executive Officer’s compensation, the Compensation Committee considers the Corporation’s performance and relative shareholder return, the value of similar incentive awards to other similarly situated executive officers at companies in the comparator group, the awards given to the Named Executive Officer in past years, and such other factors as the Compensation Committee considers relevant. Specifically, the Compensation Committee’s review and evaluation includes measurement of the following areas:

•

The achievement of corporate objectives, such as financings, partnerships and other business development activities, and consideration of those achievements in light of budgetary constraints and other challenges facing the Corporation;

•	The Corporation’s financial condition;

•	The Corporation’s share price and market capitalization; and

•	The advancement of our product candidates, both preclinical and clinical.

Despite difficult and challenging times, the accomplishments of 2006 outlined above ultimately culminated in the achievements of early 2007, namely the completion of a $25 million public financing and the closing of the purchase of all of GSK’s remaining options to buy-back eniluracil.

Based on the comparator companies, Dr. Peters’ base salary of $486,875 is at the high end of the range but his total cash compensation for 2006 is slightly below the average total cash compensation paid to the chief executive officers of comparable companies. The base salaries and total cash compensation paid to the remaining Named Executive Officers for 2006 are equal to or below that of our comparator companies. The specific amounts of 2006 compensation for each Named Executive Officer are discussed below.

Salary

Following the completion of the $25 million public offering in February 2007, the previously deferred portion of Dr. Peters’ 2006 salary was paid and the Board awarded salary increases to the Named Executive Officers as follows:

Named Executive Officer	2006 Salary	New Salary	% Increase
Dr. William P. Peters	$486,875	No increase	N/A

James A. Klein, Jr.	$197,950	$225,000	13.67%

Dr. Robin Norris	$245,440	$250,000	1.86%

D. Scott Murray	$176,550	$230,000	30.27%

Annual Non-Equity Incentive Awards

The employment contracts with the Named Executive Officers provide that subject to the satisfactory achievement of agreed upon goals, the Named Executive Officers may receive annual cash incentive awards and additional stock options as determined in the sole discretion of Board. The Compensation Committee developed a set of guidelines for the award of cash incentives as part of the Committee’s development of the 2006 objectives, which included emphasis on the advancement of the drug product candidates through specified development milestones, the completion of a partnership or other significant business development transaction(s), financing the Corporation’s operations, appreciation of the share price and market capitalization, and other discretionary considerations. At the end of 2006, the Compensation Committee reviewed the progress of the Corporation and noted that significant prerequisites of cash incentive awards, including among others, stabilization of the corporate financial status, were not met in 2006 and therefore did not award any cash incentive awards in fiscal 2006 to the Named Executive Officers. However, the Compensation Committee noted that there had been significant progress towards these goals and on the development of the drug candidates, both clinically and preclinically, which would warrant consideration for incentive awards after completion of these critical corporate goals. The following were the major considerations in the Committee’s analysis of performance relative to these objectives:

•	The significant advances in both our preclinical and clinical drug development programs in 2006;

•	The achievement of an agreement with SIOPEL for the conduct of a randomized trial of STS in 2006;

•	The absence of share price appreciation in 2006;

•	The absence of market capitalization appreciation in 2006;

•

The achievements under the GSK development and license agreement, including the regaining of all rights to ADH-1 and the subsequent purchase of all of GSK’s remaining buyback options to eniluracil in early 2007; and

•	The achievement of financing for the Corporation in early 2007.

Thus, notwithstanding the absence of share price and market capitalization appreciation, several key corporate objectives were met by early 2007. In recognition of the individual contributions to these accomplishments, and in order to remain competitive and to retain and motivate our key employees, following the completion of the public offering in February 2007, the Compensation Committee awarded cash incentive awards to the Named Executive Officers as follows:

Named Executive Officer	Cash Incentive Award
Dr. William P. Peters	$150,000

James A. Klein, Jr.	$20,000

Dr. Robin Norris	$27,000

D. Scott Murray	$75,000

Options

Over the course of 2006, Adherex made no option grants to purchase Common Shares to any of the Named Executive Officers. However, in recognition of their individual contributions to the accomplishments noted above, and in order to retain and provide long-term incentives to our key employees, and considering the amount and terms of the options previously issued to them, following completion of the public offering in February 2007, the Board granted options to purchase Common Shares to the Named Executive Officers as follows:

Named Executive Officer	Number of Shares Subject to Options	Exercise Price	Vesting	Expiration Date
Dr. William P. Peters	400,000	$0.28	1/3 at 2/28/07 1/3 at 2/29/08 1/3 at 2/28/09	2/28/2014

James A. Klein, Jr.	50,000	$0.28	1/3 at 2/28/07 1/3 at 2/29/08 1/3 at 2/28/09	2/28/2014

Dr. Robin Norris	75,000	$0.28	1/3 at 2/28/07 1/3 at 2/29/08 1/3 at 2/28/09	2/28/2014

D. Scott Murray	200,000	$0.28	1/3 at 2/28/07 1/3 at 2/29/08 1/3 at 2/28/09	2/28/2014

The Compensation Committee has thus placed a significant portion of each Named Executive Officer’s total compensation package at risk to provide appropriate long-term incentive as the option grants deliver a return only if Adherex’s common stock appreciates over the term of the options.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Circular with management and, based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Circular.

Submitted by:	THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Arthur T. Porter, Chair
Michael Martin
Peter Morand

Compensation Committee Interlocks and Insider Participation

Arthur T. Porter, Michael Martin and Peter Morand are the current members of the Compensation Committee. Dr. Porter served during all of 2006, Mr. Martin has served since October 8, 2006 and Dr. Morand has served since March 24, 2006. From January 1, 2006 to September 15, 2006, Mr. Hession served on the Committee and Dr. Kufe served on the Committee from January 1, 2006 to March 24, 2006. None of these individuals was at any time during 2006 or at any other time an officer or employee of ours. No interlocking relationship exists between any member of our Compensation Committee and any member of any other company’s board of directors or compensation committee.

The Board has determined that each member of the Compensation Committee is “independent” under SEC, and AMEX rules and Canadian securities laws.

Summary Compensation Table

The following table, presented in accordance with the regulations to the Securities Act (Ontario) and the SEC, sets forth all annual and long-term compensation for services in all capacities to the Corporation for the four most recently completed financial periods in respect of each of the individuals comprised of the Chief Executive Officer, the Chief Financial Officer, the other three most highly compensated executive officers of the Corporation at December 31, 2006, as well as one former executive officer, whose total compensation for the year ended December 31, 2006 exceeded either CAD$150,000 or $100,000.

Name and Principal Position	Year (6)	Salary ($)		Bonus ($)		Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compen- sation ($) (3)	Total ($)
Dr. William P. Peters Chief Executive Officer and Chairman	December 2006 December 2005 December 2004 June 2004	$486,875 454,167 212,500 356,250		Nil 60,000 182,500 335,000		$62,295 588,874 143,686 N/A	— — — —	$2,387 2,327 4,856 Nil	$489,262 516,494 399,856 691,250

James A. Klein, Jr. Chief Financial Officer	December 2006 December 2005 December 2004 June 2004 (8)	197,950 185,000 80,000 29,697		Nil 55,500 50,000 15,000		97,399 98,889 68,667 N/A	— — — —	1,127 1,053 385 Nil	199,077 241,553 130,385 44,697

Dr. Robin Norris President and Chief Operating Officer	December 2006 December 2005 December 2004 June 2004	245,440 236,000 112,500 225,000		Nil 70,800 57,000 52,500		72,233 63,487 53,792 N/A	— — — —	2,280 2,157 4,408 Nil	247,720 308,957 173,908 277,500

D. Scott Murray, Senior Vice President, General Counsel and Secretary	December 2006 December 2005 December 2004 June 2004	176,550 165,000 75,000 176,663	(7)	Nil 49,500 59,500 10,000	(7)	29,509 40,415 19,975 N/A	— — — —	976 1,289 357 Nil	177,526 215,789 134,857 186,663

Dr. Rajesh K. Malik (4) Former Chief Medical Officer	December 2006 December 2005 December 2004 June 2004 (9)	262,500 235,000 58,583 Nil		30,000 67,500 35,000 Nil		49,206 40,415 46,960 N/A	— — — —	1,435 1,289 199 Nil	293,935 303,789 93,782 Nil

Dr.Brian E. Huber (5) Former Chief Scientific Officer	December 2006 December 2005 December 2004 June 2004 (10)	208,588 185,000 30,708 Nil		55,500 25,000 Nil		58,019 59,140 31,162 N/A	— — — —	1,111 1,366 119 Nil	209,699 241,866 55,827 Nil

(1)

The dollar value represents the amount the Corporation recognized for financial statement purposes in accordance with Canadian Generally Accepted Principles as outlined in Canadian Institute of Chartered

Accountants Section 3870 “Stock-Based Compensation and Other Stock-Based Payments”, using the Black-Scholes Option Pricing Model and applying the same assumptions used in the Corporation’s consolidated financial statements and accompanying notes for option awards made in 2006, and prior years, except that for purposes of this table and in accordance with SEC disclosure rules, we have disregarded the estimate of forfeitures related to service-based vesting conditions. The following forfeitures of options occurred in 2006 among our executive officers: Dr. Huber forfeited 214,000 options upon his termination effective October 8, 2006. Dr. Malik forfeited 48,700 options upon his resignation effective January 12, 2007.

(2)	This column reports payments under the Corporation’s employee incentive compensation plan. No amounts were earned in respect of 2006 but note various payments were made following the completion of the public offering in February 2007. For a description of this plan and the February 2007 payments, see “Compensation Discussion and Analysis – Named Executive Officer Compensation.”
(3)	Consists of the taxable benefit for premiums paid for group term life insurance.
(4)	Dr. Malik resigned effective January 12, 2007.
(5)	Dr. Huber was terminated effective October 8, 2006. Dr. Huber’s December 2006 salary includes $42,396 in severance payments pursuant to his employment agreement.
(6)	The Corporation changed its financial year from June 30 to December 31 effective December 31, 2004. As a result, the transitional year from the old financial year to the new financial year is the six-month period ended December 31, 2004. “Annual Compensation” amounts for December 2004 cover the six-month fiscal transition in 2004 rather than a twelve-month period.
(7)	Mr. Murray’s compensation for the fiscal year ending June 30, 2004 was in Canadian dollars. His salary for June 2004 calculated with an exchange rate of 1.3440 is US$131,445.
(8)	Mr. Klein joined the Corporation as the Chief Financial Officer on April 26, 2004.
(9)	Dr. Malik joined the Corporation as the Chief Medical Officer on September 4, 2004.
(10)	Dr. Huber joined the Corporation as the Chief Scientific Officer on October 25, 2004.

Equity Grants, Exercises and Holdings

We made no grants of stock options to our Named Executive Officers during the year ended December 31, 2006. Following the completion of the public offering in February 2007, the Board granted options to purchase an aggregate of 725,000 Common Shares to four of our Named Executive Officers as discussed above in “Compensation Discussion and Analysis.”

The following table sets forth information concerning the number and value of unexercised options held by each Named Executive Officer as of December 31, 2006.

	Outstanding Equity Awards at December 31, 2006
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($) (1)		Option Expiration Date
Dr. William P. Peters	750,000	(2)	0	CAD$	1.65	02/19/2010
	70,217	(3)	0	CAD$	2.25	12/30/2010
	700,000	(4)	0	CAD$	2.25	12/30/2010
	234,000	(5)	0	CAD$	2.90	05/21/2011
	32,000	(6)	0	CAD$	1.95	12/17/2011
	441,601	(7)	0		1.20	04/05/2012
	192,000	(8)	0		1.20	04/05/2012
	50,000	(9)	100,000		1.10	10/14/2012
	10,000	(10)	20,000		0.88	12/14/2012

James A. Klein, Jr.	150,000	(11)	50,000	CAD$	2.65	04/26/2011
	15,000	(12)	0	CAD$	2.90	05/21/2011
	3,333	(13)	1,667	CAD$	1.95	12/17/2011
	4,500	(14)	9,000		1.20	09/21/2012
	13,000	(15)	26,000		0.88	12/14/2012

Dr. Robin Norris	120,000	(16)	0	CAD$	1.65	12/12/2008
	40,000	(17)	0	CAD$	1.70	05/03/2010
	75,600	(18)	0	CAD$	2.25	12/30/2010
	24,266	(19)	12,134	CAD$	2.90	05/21/2011
	5,000	(20)	10,000		1.20	09/21/2012
	15,000	(21)	30,000		0.88	12/14/2012

D. Scott Murray	30,000	(22)	0	CAD$	1.75	02/12/2010
	10,000	(23)	0	CAD$	2.45	12/19/2010
	11,970	(24)	0	CAD$	2.25	12/30/2010
	8,000	(25)	0	CAD$	2.90	05/21/2011
	12,000	(26)	6,000	CAD$	1.95	12/17/2011
	18,300	(27)	6,600		1.20	09/21/2012
	13,867	(28)	27,733		0.88	12/14/2012

Dr. Rajesh K. Malik (31)	112,500	(29)	37,500	CAD$	2.00	01/12/2010
	2,400	(30)	4,800		1.20	01/12/2010
	3,200	(31)	6,400		0.88	01/12/2010

Dr. Brian E. Huber (33)	Nil		Nil		Nil	Nil

(1)	The current Stock Option Plan provides for grants denominated in US and CAD dollars.
(2)	750,000 options were granted on: 2/19/2003 and vest as follows: 250000 on 2/19/2003; 250000 on 2/19/2004, and 250000 on 2/19/2005
(3)	70,217 options were granted on: 12/30/2003 and vest as follows: 70,217 on 12/30/2003
(4)	700,000 options were granted on: 12/30/2003 and vest as follows: 233,334 on 12/30/2003, 233,333 on 12/30/2004 and 233,333 on 12/30/2005
(5)	234,000 options were granted on: 5/21/2004 and vest as follows: 234,000 on 5/21/2004
(6)	32,000 options were granted on: 12/17/2004 and vest as follows: 32,000 on 12/17/2004
(7)	441,601 options were granted on: 4/5/2005 and vest as follows: 441,601 on 4/5/2005
(8)	192,000 options were granted on: 4/5/2005 and vest as follows: 192,000 on 4/5/2005
(9)	150,000 options were granted on: 10/14/2005 and vest as follows: 50,000 on 10/14/2006; 50,000 on 10/14/2007 and 50,000 on 10/14/2008

(10)	30,000 options were granted on: 12/14/2005 and vest as follows: 10,000 on 12/14/2006; 10,000 on 12/14/2007 and 10,000 on 12/14/2008
(11)	200,000 options were granted on: 4/26/2004 and vest as follows: 50,000 on 7/24/2004; 50,000 on 4/26/2005 and 50,000 on 4/26/2006; 50,000 on 4/26/2007
(12)	15,000 options were granted on: 5/21/2004 and vest as follows: 5,000 on 12/17/2004; 5,000 on 5/21/2006 and 5,000 on 5/21/2007
(13)	5,000 options were granted on: 12/17/2004 and vest as follows: 1,667 on 12/17/2005; 1,666 on 12/17/2006 and 1,667 on 12/17/2007
(14)	13,500 options were granted on: 9/21/2005 and vest as follows: 4,500 on 9/21/2006; 4,500 on 9/21/2007 and 4,500 on 9/21/2008
(15)	39,000 options were granted on: 12/14/2005 and vest as follows: 13,000 on 12/14/2006; 13,000 on 12/14/2007 and 13,000 on 12/14/2008
(16)	120,000 options were granted on: 12/12/2001 and vest as follows: 40,000 on 1/1/2003; 40,000 on 1/1/2004 and 40,000 on 1/1/2005
(17)	40,000 options were granted on: 5/3/2003 and vest as follows: 13,334 on 5/3/2004; 13,333 on 5/3/2005 and 13,333 on 5/3/2006
(18)	75,600 options were granted on: 12/30/2003 and vest as follows: 25,200 on 12/30/2004; 25,200 on 12/30/2005 and 25,200 on 12/30/2006
(19)	36,400 options were granted on: 5/21/2004 and vest as follows: 10,000 on 12/17/2004; 14,266 on 5/21/2006 and 12,134 on 5/21/2007
(20)	15,000 options were granted on: 9/21/2005 and vest as follows: 5,000 on 9/21/2006; 5,000 on 9/21/2007 and 5,000 on 9/21/2008
(21)	45,000 options were granted on: 12/14/2005 and vest as follows: 15,000 on 12/14/2006; 15,000 on 12/14/2007 and 15,000 on 12/14/2008
(22)	30,000 options were granted on: 2/12/2003 and vest as follows: 10,000 on 2/3/2004; 10,000 on 2/3/2005 and 10,000 on 2/3/2006
(23)	10,000 options were granted on: 12/19/2003 and vest as follows: 3333 on 12/19/2004; 3333 on 12/19/2005 and 3334 on 12/19/2006
(24)	11,970 options were granted on: 12/30/2003 and vest as follows: 3990 on 12/30/2004; 3990 on 12/30/2005 and 3990 on 12/30/2006
(25)	8,000 options were granted on: 5/21/2004 and vest as follows: 8000 on 12/17/2004
(26)	18,000 options were granted on: 12/17/2004 and vest as follows: 6,000 on 12/17/2005; 6000 on 12/17/2006 and 6,000 on 12/17/2007
(27)	24,900 options were granted on: 9/21/2005 and vest as follows: 15,000 on 9/21/2005; 3,300 on 9/21/2006 and 3,300 on 9/21/2007 3,300 on 9/21/2008
(28)	41,600 options were granted on: 12/14/2005 and vest as follows: 13,867 on 12/14/2006; 13,866 on 12/14/2007 and 13,867 on 12/14/2008
(29)	150,000 options were granted on: 8/20/2004 and vest as follows: 37,500 on 11/18/2004; 37,500 on 8/20/2005 and 37,500 on 8/20/2006 37,500 on 8/20/2007
(30)	7,200 options were granted on: 9/21/2005 and vest as follows: 2,400 on 9/21/2006; 2,400 on 9/21/2007 and 2,400 on 9/21/2008
(31)	9,600 options were granted on: 12/14/2005 and vest as follows: 3,200 on 12/14/2006; 3,200 on 12/14/2007 and 3,200 on 12/14/2008
(32)	Dr. Malik’s unvested options were forfeited upon his resignation effective January 12, 2007.
(33)	Dr. Huber’s unvested options were forfeited upon his termination effective October 8, 2006

No Named Executive Officers exercised options in the year ended December 31, 2006.

Termination of Employment, Change in Responsibilities and Employment Contracts

Pursuant to an employment agreement dated February 19, 2003 between Dr. William P. Peters and Adherex, Dr. Peters became employed as Chief Executive Officer and Vice Chairman of Adherex effective March 12, 2003 for a five-year term, and was appointed Chairman of the Board on February 28, 2004. Pursuant to this agreement, Dr. Peters (a) received an initial annual salary in the amount of $350,000 (Dr. Peters’ current annual salary is $486,875), (b) received a signing bonus totaling $200,000, and (c) was granted an option to purchase up to 750,000 Common Shares at an exercise price of CAD$1.65 per share. The employment agreement also provided that on one occasion, upon the closing of an equity financing or strategic partner contract of at least $3.75 million, Dr. Peters would be granted additional options sufficient for his aggregate option holdings to be 5% of the Common Shares of Adherex, calculated on a fully diluted basis, immediately following the closing of such a transaction, subject to and conditional upon applicable regulatory and shareholder approvals (the “Financing Grant Provision”). Accordingly, upon the occurrence of such a transaction in December 2003, the Financing Grant Provision provided for Dr. Peters to receive options to purchase 1,477,819 Common Shares, which would have brought his option holdings to 5% on a fully diluted basis, subject to applicable regulations and approvals. Adherex obtained shareholder approval on December 16, 2003 for 700,000 of such shares that were granted to Dr. Peters outside of the Stock Option Plan. However, at that time, the Toronto Stock Exchange required that no person may hold options representing more than 5% of Adherex’s equity at any given time on an issued and outstanding basis (the “TSX Limit”). Accordingly, on December 30, 2003, Dr. Peters was granted options to purchase 770,217 Common Shares at an exercise price of CAD$2.25 per share, which together with Common Shares issuable under his other option holdings represented 5% of the issued and outstanding Common Shares at such time. In May 2004, Adherex made a further grant to Dr. Peters under the Financing Grant Provision of options to purchase 234,000 Common Shares at an exercise price of CAD$2.90 per share because Adherex had increased its issued and outstanding shares by virtue of its two equity financings in that month. In December 2004, the Corporation made a further grant to Dr. Peters under the Financing Grant Provision of options to purchase 32,000 Common Shares at an exercise price of CAD$1.95 per share. Finally, on April 5, 2005, Adherex made a grant to Dr. Peters of options to purchase 441,601 Common Shares at an exercise price of $1.20 per share, representing the remaining balance of the originally targeted 1,477,819 options under the Financing Grant Provision. The agreement also provides that annual bonuses, if any, will be awarded to Dr. Peters at the sole discretion of the Board. In the event of termination without “cause,” or in the event Dr. Peters terminates his employment for Good Reason or a change of control, Adherex is obligated to pay Dr. Peters severance compensation equal to 24 months of salary. The agreement defines “cause” as (a) conviction of (i) any felony or (ii) any misdemeanor involving sexual misconduct, fraud, or embezzlement (other than a traffic infraction); (b) willful misconduct with regard to duties and responsibilities; (c) gross negligence (other than as a result of physical or mental impairment) with regard to his duties; or (d) material breach of the employment agreement. The agreement defines Good Reason as the occurrence of any of the following without Dr. Peters’ written consent: (i) a change in Dr. Peters’ position or duties (including any position or duties as a director of Adherex), responsibilities (including, without limitation, to whom Dr. Peters reports and who reports to Dr. Peters), title or office, which includes any removal of Dr. Peters from or any failure to re-elect or re-appoint Dr. Peters to any such position or offices; (ii) a reduction of Dr. Peters’ salary, benefits or any change in the basis upon which Dr. Peters’ salary or benefits is determined which is not consented to by Dr. Peters or which does not apply equally to all employees of the Corporation; (iii) any breach by us of any provision of the employment agreement; and (iv) after a change of control where the Board repeatedly overrides, supersedes, or disregards Dr. Peters’ reasonable decisions or recommendations, such that the Board materially interferes with his ability to effectively function as the Chief Executive Officer, or the Board otherwise takes actions that constructively represent a lack of confidence in the ability of Dr. Peters to perform his duties and responsibilities. “Change of control” means the acquisition (at one time or over a period of time) of shares of the Corporation or of securities convertible into shares of the Corporation as a result of which a person or group of persons beneficially own enough shares of the Corporation to cast more than 50% of the votes attaching to all outstanding shares of the Corporation. It does not however include a reverse takeover or other reorganization where the holders of shares of the Corporation immediately prior to such transaction beneficially own, following the completion of the transaction, 50% of the votes attaching to the shares of the surviving corporation. On October 14, 2005, the term of Dr. Peters’ employment agreement was extended by the Board through March 2010.

Pursuant to an employment agreement dated April 26, 2004 between James A. Klein, Jr. and Adherex, Mr. Klein is employed as Adherex’s Chief Financial Officer. Pursuant to this agreement, Mr. Klein (a) received an initial annual salary in the amount of $160,000 (Mr. Klein’s current annual salary is $225,000), (b) was granted options to purchase up to 200,000 Common Shares at a price per share of CAD$2.65 under the Stock Option Plan, (c) received a signing bonus of $15,000, and (d) may receive annual bonuses at the sole discretion of the Board. If Mr. Klein is dismissed from employment by Adherex for any reason other than “cause,” Adherex is obligated to pay Mr. Klein severance compensation equal to six months of salary.

Pursuant to an employment agreement dated December 12, 2001 between Dr. Robin Norris and Adherex, Dr. Norris became employed as Adherex’s Chief Operating Officer. He was also appointed President of Adherex on June 14, 2002. Pursuant to his agreement, Dr. Norris (a) received an initial annual salary in the amount of CAD$225,000 (Dr. Norris’ current annual salary is $250,000), (b) was granted options to purchase up to 120,000 Common Shares at a price per share of CAD$1.65 under the Stock Option Plan, and (c) was reimbursed for certain expenses related to his relocation from Colorado to Ottawa. If Dr. Norris is dismissed from employment by Adherex for any reason other than “cause,” Adherex is obligated to pay Dr. Norris severance compensation equal to 12 months of salary.

Pursuant to an employment agreement dated January 27, 2003 between D. Scott Murray and Adherex, Mr. Murray was employed as Adherex’s General Counsel and Corporate Secretary. He was appointed a Vice President on September 19, 2003 and promoted to Senior Vice President, Corporate Development on February 28, 2007. Pursuant to the January 27, 2003 agreement, Mr. Murray (a) received an initial annual salary in the amount of CAD$150,000 (Mr. Murray’s current annual salary is $230,000), (b) was granted options to purchase up to 30,000 Common Shares at a price per share of CAD$1.65 under the Stock Option Plan, and (c) was reimbursed for certain expenses related to his relocation from Toronto to Ottawa. Pursuant to a February 28, 2007 agreement, if Mr. Murray is dismissed from employment by Adherex for any reason other than “cause,” Adherex is obligated to pay Mr. Murray severance compensation equal to 12 months of salary.

The Corporation entered into an employment agreement dated August 9, 2004 with Dr. Rajesh K. Malik upon his appointment as Chief Medical Officer. Dr. Malik resigned from the Corporation effective January 12, 2007. Dr. Malik’s resignation did not trigger any severance payments under his employment agreement, which expired upon his resignation.

The Corporation entered into an employment agreement dated October 25, 2004 with Dr. Brian E. Huber upon his appointment as Chief Scientific Officer. The agreement provided that if Dr. Huber was terminated without “cause”, the Corporation would pay his then-current base salary and health insurance benefits (COBRA premiums) for a period of six months. Dr. Huber’s employment with the Corporation terminated effective October 8, 2006. Pursuant to the terms of his agreement, Adherex is obligated to pay Dr. Huber $101,750 in severance and health benefits for the six-month severance period. These obligations are presented in the table below.

In addition to such employment agreements, each of Drs. Peters and Norris, as well as Messrs. Klein and Murray, is a party to a confidentiality and intellectual property agreement with Adherex.

In the agreements for Dr. Huber and Messrs. Klein and Murray, “cause” is defined as: (1) material breach of the terms of the employment or intellectual property agreements; (2) failure to diligently and properly perform their duties and responsibilities, or to comply with any policies and directives of the company or the Board; (3) dishonest or illegal action (including, without limitation, embezzlement) or any other action whether or not dishonest or illegal by the employee that is materially detrimental to the interest and well-being of Adherex, including, without limitation, harm to its reputation; (4) failure to fully disclose any material conflict of interest he may have with Adherex in a transaction involving Adherex which conflict is materially detrimental to the interest of Adherex; or (5) conviction of (i) any felony or (ii) any misdemeanor or other crime of moral turpitude (other than a minor traffic offense). The employment agreement for Dr. Norris does not specifically define “cause” but similar principles would apply.

On December 14, 2005, the Corporation amended the option agreements with the then Named Executive Officers and members of the Board relating to options granted prior to and on that date to provide that the Named Executive Officers and members of the Board would be allowed up to three years, rather than 30 days, after concluding their employment or engagement with Adherex to exercise their options that have vested on or prior to such conclusion of employment or engagement, provided that no options shall vest following such cessation of employment or engagement.

If a severance payment had been triggered on December 31, 2006, the Corporation would have been obligated to make the following payments:

Name	Cash Payment Per Month (# of months)	Benefits Per Month (# of months paid)

Dr. William P. Peters	$40,573 / 24 months	Nil	Nil

James A. Klein, Jr.	16,496 / 6 months	Nil	Nil

Dr. Robin Norris	20,453 / 12 months	Nil	Nil

D. Scott Murray	14,713 / 6 months	Nil	Nil

Dr. Rajesh K. Malik (1)	21,458 / 6 months	Nil	Nil

Dr. Brian E. Huber (2)	16,958 / 6 months	$1,023.39	6 months

(1)	Dr. Malik resigned effective January 12, 2007. Upon his resignation, he was not entitled to any severance payments.
(2)	Dr. Huber was terminated effective October 8, 2006. Upon his resignation, he was entitled to severance payments of $101,750, of which $42,396 was paid in 2006 and is reflected in the Summary Compensation Table above. The remaining $59,354 will be paid in 2007.

COMPENSATION OF DIRECTORS

During the fiscal year ended December 31, 2006, each non-executive director was paid $2,000 for each Board meeting attended in person, $500 for regular teleconference meetings (Level I), $750 for extended teleconference meetings (Level II) and $1,000 for extended and complex meetings (Level III). These various categories reflect the fact that the Board conducts a substantial portion of its work by teleconference, with some of the teleconferences being extended in time commitment and complexity. The Level III category is generally intended to be reserved for extended teleconference activities, such as retreats, in excess of two and one half hours. Directors who are also employees receive no compensation for serving on the Board.

The annual compensation considerations for non-executive directors also include the awarding of stock options. The granting of options to the non-executive under the Stock Option Plan serves three primary purposes: (1) to recognize the significant time and effort commitments during the past year, (2) to provide long-term incentives for future efforts since the value of the options is directly dependent on the market valuation of the Corporation, and (3) to retain quality individuals as the options typically vest over time. When determining whether and how many new option grants will be made, the Compensation Committee takes into account the amount and terms of any outstanding options. The Compensation Committee generally considers the granting of options twice annually. The Committee, in its discretion, may grant options at other times during a fiscal year to a non-executive director for extraordinary efforts or other reasons. Adherex does not require its non-executive directors to own a specific amount of Common Shares.

For the year ended December 31, 2006, other than an initial grant of 60,000 options in October 2006 to Mr. Martin on joining the Board, the non-executive directors were not granted any options to purchase Common Shares. However, following the completion of the February 21, 2007 public offering, the Board granted options to purchase an aggregate of 250,000 Common Shares to the non-executive directors.

The following table shows the compensation earned by each non-executive director of the Corporation for the year ended December 31, 2006.

Director Compensation in Fiscal 2006

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)	All Other Compensation ($)	Total ($)
Raymond Hession (3)	29,500	-0-	Nil	29,500
Donald W. Kufe	18,500	-0-	Nil	18,500
Michael G. Martin (4)	Nil	2,000	Nil	2,000
Fred H. Mermelstein	12,000	-0-	Nil	12,000
Peter Morand	15,500	-0-	Nil	15,500
Arthur T. Porter	14,000	-0-	Nil	14,000

(1)	Fees consist entirely of board and committee meeting fees. No retainers or additional fees for service as Chairpersons were paid in 2006.
(2)	The dollar value of the option award shown in this column represents the amount the Corporation recognized for financial statement reporting purposes in accordance with Canadian Generally Accepted Principles as outlined in Canadian Institute of Chartered Accountants Section 3870 “Stock-Based Compensation and Other Stock-Based Payments”, using the Black-Scholes Option Pricing Model and applying the same assumptions used in the Corporation’s consolidated financial statements and accompanying notes for option awards except that for purposes of this table and in accordance with SEC disclosure rules, we have disregarded the estimate of forfeitures related to service-based vesting conditions. There were no forfeitures of options in 2006 among our directors. As of December 31, 2006, the number of shares underlying options held by each non-employee director was as follows: 60,000 shares for Mr. Martin; 89,742 shares for Dr. Kufe; 79,042 shares for Dr. Mermelstein; 199,042 shares for Dr. Morand; and 75,742 shares for Dr. Porter.
(3)	Mr. Hession resigned from the Board effective September 15, 2006.
(4)	Mr. Martin joined the Board as of September 15, 2006.

OTHER INFORMATION REGARDING MANAGEMENT

Stock Option Plan

The Amended and Restated Stock Option Plan was adopted to develop the interest and incentive of eligible employees, directors and other service providers of the Corporation in the Corporation’s growth and development by giving eligible Participants (as defined below) an opportunity to purchase Common Shares on a favorable basis, thereby advancing the interests of the Corporation, enhancing the value of the Common Shares for the benefit of all Shareholders and increasing the ability of the Corporation to attract and retain skilled and motivated individuals in the service of the Corporation. Without giving effect to the Plan Maximum Amendment that is proposing to change the maximum number of Common Shares that may be issued under the Stock Option Plan to a fixed maximum number of 20,000,000, the total number of Common Shares that may be currently issued by the Corporation under the Stock Option Plan is 5,600,000, representing approximately 4.4% of the currently issued and outstanding Common Shares. As of March 26, 2007, options for an aggregate of 5,129,047 Common Shares have been granted and remain issued and outstanding under the Stock Option Plan, representing approximately 4.0% of the currently issued and outstanding Common Shares, and options for 36,600 Common Shares have been exercised under the Stock Option Plan, representing 0.02% of the currently issued and outstanding Common Shares. These numbers do not include options for 700,000 Common Shares, representing approximately 0.6% of the currently issued and outstanding Common Shares, which were specifically approved by the Corporation’s shareholders on December 16, 2003 and granted to Dr. Peters outside of the Stock Option Plan. Although granted outside of the Stock Option Plan, these options were granted with an exercise price equal to the market price of the Common Shares on the date of grant, a term of seven (7) years from the date of grant, vesting as to one-third immediately upon granting, another third on the next day following the first anniversary of the date of grant, and the last third on the next day following the second anniversary of the date of grant, and otherwise had terms similar to options granted by the Corporation pursuant to the Stock Option Plan.

Within the above aggregate limit of 5,600,000 Common Shares (and proposed limit of 20,000,000 Common Shares), the Stock Option Plan contains no limits on the number or percentage of such options that may be granted to insiders of the Corporation or to any one person. The Board currently has the right, in its sole discretion, to alter, amend or discontinue the Stock Option Plan from time to time and at any time. However, no such amendment or discontinuation may alter or impair the rights or increase the obligations under the Stock Option Plan of Participants without the consent of the Participants. Further, any amendment to the Stock Option Plan is subject to prior regulatory approval. The Option Plan Amendments contain an amendment to the Stock Option Plan’s amending procedures to explicitly provide that shareholder approval is not required to implement any amendments, save and except for amendments related to (i) the maximum number of Common Shares or any other shares of the Corporation which are reserved for issuance under the Stock Option Plan (and under any other share compensation arrangement of the Corporation); (ii) a reduction in the exercise price for options held by insiders; and (iii) an extension to the term of options held by insiders.

Participation in the Stock Option Plan shall be limited to directors, employees and service providers who are designated from time to time by the Compensation Committee (each, a “Participant”). Subject to the terms of the Stock Option Plan, the Compensation Committee determines the Participants designated to participate in the Stock Option Plan, the number of Common Shares such Participant is entitled to purchase and the price at which the Common Shares may be purchased and the applicable vesting period. The option price at which the Common Shares may be purchased under the Stock Option Plan is the fair market value of the Common Shares of the Corporation at the time of grant.

Options granted under the Stock Option Plan must be exercised within a period of seven (7) years from the date of grant, failing which the Participant’s right to purchase such Common Shares lapses. The Black-Out Period Amendment will provide that should the expiry date of any vested stock option of a Stock Option Plan participant fall on, or within nine (9) trading days immediately following, a Black-Out Period, the expiry date of such a vested stock option will automatically be the date that is ten (10) trading days from the date the relevant Black-Out Period ends. Unless otherwise determined by the Compensation Committee and specifically set forth in the stock option agreement executed by the Participant, options vest and may be exercised by the Participant as to one-third on each of the first, second and third anniversaries of the date of grant. The Compensation Committee may, however, in its sole discretion by written notice to any Participant, accelerate the vesting of all or any of the options of a Participant. The Participant’s rights under the options granted under the Stock Option Plan are not assignable or transferable by the Participant. The Corporation does not currently have any arrangements in place for financial assistance to facilitate the purchase of securities by Participants under the Stock Option Plan.

A Participant’s right to exercise options ceases following any of the following events (each of which, a “Participant Termination Date”): (i) if an employee, such Participant’s employment with the Corporation or any of its subsidiaries is terminated for any reason; (ii) if a director, such Participant ceases to be a director on the Board for any reason; or (iii) if a service provider, such Participant ceases to provide services to the Corporation. In such case, the Participant, or the Participant’s legal representative, as the case may be, may only exercise such options that are then vested any time prior to the earlier of: the original expiry date of such option, or within 30 days of the Participant Termination Date, or if specifically approved by the Board, such later date which may not be more than three (3) years following the Participant Termination Date.

For U.S. federal income tax purposes, an optionee who is granted an incentive stock option under the Stock Option Plan will generally not recognize taxable income either at the time the option is granted or upon its exercise, although the exercise will increase the optionee’s alternative minimum taxable income by an amount equal to the difference, if any, between the fair market value of the shares at the time of exercise and the option’s exercise price, and therefore may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and more than one year after exercising the option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option’s exercise or (ii) the sale price of the shares. Adherex will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the optionee’s holding period with respect to such shares. Options that do not qualify as incentive stock options under the Stock Option Plan are referred to as nonstatutory options. Generally, an optionee will not recognize any taxable income at the time he or she is granted a nonstatutory option. Upon its exercise, however, the optionee will generally recognize taxable ordinary income measured as the excess of the then fair market value of the shares acquired over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an optionee who is also one of our employees will be subject to tax withholding by us. Adherex will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option. Upon resale of such shares by the optionee, any difference between the sales price received and the fair market value for the shares on the date of exercise of the option will be treated as long-term or short-term capital gain or loss, depending on the optionee’s holding period with respect to such shares.

Directors’ and Officers’ Liability Insurance

Adherex has liability insurance for its directors and officers. The aggregate annual premium for that insurance is approximately $180,000, no part of which is payable by the directors and officers of the Corporation. The insurance coverage under the policy for each loss is limited to an aggregate of $10,000,000 for each policy year. The policy provides for a $150,000 deductible for any securities claim made by the Corporation and for any other claim made by the Corporation and there shall be no deductible for any claim made by a director or officer.

Indebtedness of Directors and Executive Officers

Section 13(k) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prohibits Adherex from making or arranging an extension of credit to its directors or executive officers in the form of a personal loan.

No individual, who is or was a director, executive officer or employee of Adherex, nor any proposed nominee for election as a director of Adherex, nor any associate of any one of them:

(i)	is or, at any time since the beginning of Adherex’s most recent completed financial period, has been indebted to Adherex or any of its subsidiaries; or

(ii)	was indebted to another entity, which indebtedness is, or was at any time during Adherex’s most recent completed financial period, the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by Adherex or any of its subsidiaries.

Interest of Informed Persons in Material Transactions

In accordance with the Canada Business Corporations Act ( the “CBCA”), directors who have a material interest in any person who is a party to a material contract or a proposed material contract with Adherex are required, subject to certain exceptions, to disclose that interest and abstain from voting on any resolution to approve that contract.

On February 21, 2007, Adherex completed a public offering of 75,759,000 units for gross proceeds of $25 million. The units were issued at a purchase price of $0.33 per unit. Each unit consisted of one common share of Adherex and one-half of a common share purchase warrant. Each whole warrant entitles the holder to acquire one additional common share of Adherex at an exercise price of $0.40 per share for a period of three years. Dr. William P. Peters, the Chairman and Chief Executive Officer of Adherex, subscribed for 50,000 units and Dr. Peter Morand, a board member, subscribed for 10,000 units in the offering. Due to their participation, Adherex relied upon exemptions from the valuation and minority approval requirements for related party transactions pursuant to OSC Rule 61-501, in particular sections 5.5(2) and 5.7(2) thereof, respectively.

In addition, Mr. Robert Butts, a proposed nominee for election as a director of Adherex, is Co-Founder and Portfolio Manager of Southpoint Capital Advisors, LP, which subscribed for 41,504,000 common shares and 20,752,000 warrants to purchase common shares in the February 2007 public offering.

To the knowledge of Adherex, other than disclosed above, no informed person or proposed nominee for election as a director of Adherex and no associate or affiliate of the foregoing persons has or has had any material interest, direct or indirect, in any transaction since the commencement of Adherex’s last completed financial period or in any proposed transaction which has materially affected or would materially affect Adherex or any of its subsidiaries.

In accordance with regulations of the SEC, Adherex must disclose in this Circular any transaction or series of transactions in Adherex’s last completed financial period to which Adherex was a party and in which any director or executive officer of Adherex, or any of their immediate family members, or a shareholder beneficially owning more than 5% of the outstanding Common Shares, had a direct or indirect material interest, if the amount involved exceeds $120,000 (a “Related Party Transaction”). To the knowledge of Adherex, there were no Related Party Transactions in Adherex’s last financial period and none anticipated at this time to occur in fiscal 2007.

Performance Graph

The following graph compares the change, from June 30, 2002 to December 31, 2006, in the cumulative total shareholder return for $100 (CAD$ for TSX and US$ for AMEX) invested in our Common Shares with the cumulative total return of the S&P/TSX Composite Total Return Index, the AMEX Composite Index and the AMEX Biotechnology Index. Note the graph reflects that we changed our year end to December 31 from June 30 in 2004, with a six-month fiscal transition period being reported for December 31, 2004. The graph also notes that we began trading on the AMEX as of November 12, 2004.

COMPARISON OF 54 MONTH CUMULATIVE TOTAL RETURN*

Among Adherex Technologies Inc., The S & M/TSX Composite Index,

The AMEX Composite Index And The AMEX Biotechnology Index

* $100 invested on 6/30/02 in stock or index-including reinvestment of dividends.

CAD$ for TSX and US$ for AMEX.

Securities Authorized for Issuance Under Equity Compensation Plan

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	2,995,441 2,833,606	CAD$2.18 US$0.74	434,353

Equity compensation plans not approved by security holders	Nil	Nil	Nil
Total	5,829,047	N/A	434,353

(1)	The current Stock Option Plan provides for grants denominated in US and CAD dollars. This table presents the number and weighted-average exercise price of outstanding options by the currency associated with the original grants. The numbers presented include 700,000 options with an exercise price of CAD$2.25 that were specifically approved by the Corporation’s shareholders on December 16, 2003 and granted to Dr. Peters outside of the Stock Option Plan.

REPORT ON CORPORATE GOVERNANCE

Adherex believes that good corporate governance is important to ensure that Adherex is managed for the long-term benefit of its shareholders. In connection with Adherex’s commitment to comply with the standards of applicable securities legislation, Adherex has continued to review Adherex’s corporate governance practices and policies and has compared them to developing practices and regulation in Canada and the United States. In particular, Adherex has considered the developing rules and guidelines for corporate governance practices and policies, and related disclosures, promulgated by the Canadian Securities Administrators, the SEC and the American Stock Exchange (the “AMEX”), as well as the Sarbanes-Oxley Act of 2002.

In February 2004, Adherex’s Board adopted a Mandate of the Board of Directors, Corporate Governance Guidelines and a Code of Business Conduct and Ethics applicable to all officers, directors and employees of Adherex. The Board also (i) restated the charter of the Audit Committee, (ii) established a separate Governance Committee and adopted a written charter for the committee, (iii) restated the charter of the Compensation Committee, (iv) established a Nominating Committee and adopted a written charter for the committee, and (v) appointed a Lead Independent Director, currently Dr. Fred Mermelstein. Each of the various committee charters and other corporate governance documents are regularly reviewed and updated. You can access Adherex’s current committee charters, Mandate of the Board of Directors, Corporate Governance Guidelines and Code of Business Conduct and Ethics in the corporate governance section of Adherex’s website at www.adherex.com.

Set out below is a description of certain corporate governance practices of the Corporation.

Shareholder Communications

Shareholders who wish to communicate with members of the Board of Directors, including the independent directors individually or as a group, may send correspondence to them care of the Secretary at our principal executive offices. Such communication will be forwarded to the intended recipient(s). Adherex currently does not intend to have the Secretary screen this correspondence, but it may change this policy if directed by the Board due to the nature or volume of the correspondence.

Board of Directors

It is recommended for reporting issuers, and required for companies whose securities are listed on the AMEX, that the board of directors be composed of a majority of independent directors. The Common Shares are listed on both the TSX and the AMEX. The Board applies the definition of independence found in the rules of the SEC, AMEX and in National Instrument 58-101 and National Policy 58-201. The Board has determined that five of the current seven directors are “independent.” The Board has also determined that of the ten (10) candidates proposed for election as directors at the Meeting, eight (8) qualify as “independent.” Five of the current directors, being Mr. Martin and Drs. Kufe, Mermelstein, Morand and Porter, are independent. The three new director nominees, being Messrs. Bussandri, Breen and Butts, are also independent. Only two directors have material relationships with the Corporation and are therefore not independent. Dr. Peters, Chief Executive Officer of the Corporation and Chairman of the Board, and Dr. Norris, President and Chief Operating Officer of the Corporation, are considered to have a material relationship with the Corporation by virtue of their executive officer positions. Adherex is of the view that the composition of its Board reflects a diversity of background and experience that are important for effective corporate governance. Other directorships held by Board members are described in this Circular under the heading “Ordinary Matters—Election of Directors.”

During the financial year ended December 31, 2006, the Board held one meeting in the absence of directors who are not “independent,” and certain of the Committees also conducted executive sessions during meetings where all participants were independent directors. In order to facilitate open and candid discussion among its independent directors, the Corporate Governance Guidelines provide that independent directors should meet at least annually without the presence of management or non-independent directors, that the Lead Independent

Director is authorized to call additional meetings of the independent directors and that the Lead Independent Director is authorized to act as the presiding director at such meetings and to develop the agenda for such meetings. In addition, each Board member is free to suggest the inclusion of items on any Board or Committee meeting agenda and suggest pre-meeting materials to either the Chair of the Board or the Lead Independent Director. At any meeting of the Board, each Board member is also free to raise subjects that are not on the agenda for that meeting. Furthermore, each Board committee and the Lead Independent Director, on behalf of the independent directors as a group, shall have the authority to hire legal, accounting, financial or other advisors as they may deem necessary in their best judgment, without the need to obtain the prior approval of any officer of the Corporation. The Chief Financial Officer of the Corporation will arrange for payment of the invoices of any such third party.

Directors’ Attendance

For the fiscal period ended December 31, 2006, the Board met on 16 occasions, the Audit Committee met on six occasions, the Compensation Committee met on two occasions, the Governance Committee met once and the Nominating Committee met on two occasions. Drs. Kufe, Mermelstein, Morand, Norris, Peters and Porter each served for the entire period. Mr. Martin joined the Board in September 2006 at the time of Mr. Hession’s resignation as a director of the Corporation.

The following table sets forth the attendance of directors at meetings of the Board, the Audit Committee, the Compensation Committee and the Governance Committee.

Director	Attendance at Board Meetings	Committees	Attendance at Committee Meetings
William P. Peters	16/16	—	—

Michael Martin (1)	5/6	Audit Committee Compensation Committee	0/1 1/1

Donald W. Kufe	14/16	Compensation Committee Nominating Committee Governance Committee	1/2 2/2 1/1

Fred H. Mermelstein	13/16	Nominating Committee Governance Committee	2/2 1/1

Peter Morand	16/16	Audit Committee Compensation Committee Governance Committee	5/6 1/2 1/1

Robin J. Norris	15/16	—	—

Arthur T. Porter	14/16	Audit Committee Compensation Committee Nominating Committee	2/6 2/2 2/2

Raymond Hession (2)	9/10	Audit Committee Compensation Committee Governance Committee	5/5 1/1 0/1

(1)	Mr. Martin joined the Board in September 2006.
(2)	Mr. Hession resigned from the Board in September 2006.

The Board expects management to be responsible for the day-to-day operations of and to implement the approved strategic business plan within the context of authorized budgets and corporate policies and procedures. Management is expected to report regularly to the Board in a comprehensive, accurate, and timely fashion on Adherex’s business and affairs.

Adherex does not have a formal written policy regarding attendance of Board members at annual meetings of the shareholders. Adherex, however, strongly encourages all directors to attend such meetings.

Lead Independent Director

Dr. Peters, Adherex’s Chairman of the Board, is the Corporation’s Chief Executive Officer and therefore not “independent.” Adherex’s Corporate Governance Guidelines require that the Board designate an independent director to act in a lead capacity to perform certain functions, as Lead Independent Director. The Lead Independent Director shall be elected annually by the independent directors. Dr. Mermelstein is the current Lead Independent Director. The Lead Independent Director’s authority and responsibilities include:

•	consulting with the Chairman of the Board on an appropriate schedule for Board meetings, seeking to ensure that the independent directors can perform their duties responsibly;

•	providing the Chairman of the Board with input into agendas for Board meetings;

•

advising the Chairman of the Board as to the quality, quantity and timeliness of the flow of information from management that is necessary for the independent directors to perform their duties responsibly, with the understanding that the independent directors will receive any information requested on their behalf by the Lead Independent Director;

•	calling, and acting as the presiding director at, meetings of the independent directors, and developing the agenda for such meetings;

•	acting as principal liaison between the independent directors, the Chairman of the Board and the Chief Executive Officer on sensitive issues;

•

providing input to the Compensation Committee regarding the Chief Executive Officer’s performance and meeting, along with the Compensation Committee, with the Chief Executive Officer to discuss the Board’s evaluation of his or her performance; and

•	any other responsibilities as may be determined from time to time by the Board.

Mandate of the Board of Directors

The Board has the overall responsibility for the strategic planning and general management of Adherex’s business and affairs. In fulfilling its responsibilities, the Board is responsible for, among other things:

•	adoption of a strategic plan for Adherex;

•	approval of the annual operating and capital expenditure budgets;

•	identification of the principal risks of Adherex’s business and ensuring the implementation of the appropriate systems to manage these risks;

•	succession planning for Adherex, including appointing and monitoring senior management;

•	adoption of a communications policy for Adherex;

•	approval of acquisitions, dispositions, investments and financings, which exceed certain prescribed limits;

•	integrity of Adherex’s internal control and management information systems; and

•

development of clear position descriptions for directors, including the Chair of the Board, the Lead Independent Director and the Chair of each Board committee; and, together with the CEO, a clear position description for the CEO.

The Board discharges its responsibilities directly and through committees that have specific areas of responsibility. The frequency of Board meetings and the nature of items discussed during the meetings depend on the opportunities or risks that Adherex faces. The Board, directly and through its committees, has adopted a process whereby it assesses the risk factors that must be identified and managed to ensure Adherex’s long-term viability.

The Board mandate generally describes the Board’s expectation of management and provides a list of specific matters for which management must obtain Board approval prior to implementation. The Board mandate also provides that the Board annually establish performance objectives for the CEO, which responsibility has been delegated to the Compensation Committee. In addition, the Board receives regular updates from management concerning the Corporation’s progress toward achieving corporate goals. The Board has also delegated to the Compensation Committee responsibility for evaluating the CEO’s compensation, which evaluation includes review of the CEO’s performance against annual performance objectives for the year and input from the Lead Independent Director as well as other directors.

The Board Mandate is attached as Exhibit “A” to this Circular.

Position Descriptions

The Board Mandate and the Nominating Committee Charter provide that the Board, with recommendations from the Nominating Committee, is responsible for the development of clear position descriptions for directors, including the Chair of the Board, the Lead Independent Director and the chair of each board committee; and, together with the Chief Executive Officer, a clear position description for the Chief Executive Officer, which includes delineating management’s responsibilities. You can access written position descriptions for each of the above positions in the corporate governance section of Adherex’s website at www.adherex.com.

Ethical Business Conduct

In February 2004, Adherex’s Board adopted a Mandate of the Board of Directors, Corporate Governance Guidelines and a Code of Business Conduct and Ethics (the “Code”) applicable to all officers, directors and employees of Adherex. You can access the Code in the corporate governance section of Adherex’s website at www.adherex.com. Adherex is committed to adhering to applicable legal requirements and maintaining the highest standards of conduct and integrity. The Code is intended to promote those goals in conjunction with the Corporation’s Insider Trading Policy, Disclosure Policy and Audit Committee Complaint Procedures. The Code sets out the legal and ethical standards of conduct for personnel of Adherex and addresses topics such as: reporting obligations and procedures; honest and ethical conduct and conflicts of interest; compliance with applicable laws and Corporation policies and procedures; confidentiality of corporate information; use of corporate assets and opportunities; public disclosure and books and records; and non-retaliation. The Board is not aware of any conduct of a director or officer that constitutes a departure from the Code and, as a result, since the beginning of Adherex’s fiscal year ended December 31, 2006, there have been no material change reports filed that pertain to such a departure.

The Code provides that the Governance Committee shall monitor and periodically evaluate compliance with the Code and its application to the Corporation’s business. In addition, the Code sets out the procedures adopted by the Audit Committee for the receipt, retention and treatment of complaints and concerns regarding accounting, internal accounting control, or auditing matters. In each case, the Code provides that the Corporation will not discipline, discriminate against or retaliate against any employee who reports a complaint or concern in good faith, whether or not the information is ultimately proven to be correct, or who cooperates in any investigation or inquiry thereof.

In order to ensure independent judgment in considering transactions or agreements in which a director or officer has a material interest, the Code contains a process that must be followed regarding the disclosure, consultation and approval of transactions involving potential conflicts of interest. As a first step, officers and directors must disclose such matters to the Chief Executive Officer and to the Chair or any other disinterested member of the

Governance Committee charged with reviewing conflicts of interest. The Board has adopted rules for what activities constitute conflicts of interest and potential conflicts of interest, as well as procedures for determining whether a relationship or transaction constitutes a conflict of interest, the current versions of which are attached as appendices to the Code. Following disclosure, any officer or director must avoid or terminate any activity that involves an actual or reasonably apparent conflict of interest unless it is determined at the appropriate level that the activity is not a conflict of interest or is otherwise not harmful to the Corporation or improper. Disinterested members of the Governance Committee shall make any such determination.

In accordance with the CBCA, directors who have a material interest in any person who is a party to a material contract or a proposed material contract with us are required, subject to certain exceptions, to disclose that interest and abstain from voting on any resolution to approve that contract. In addition, no director, director nominee or officer may enter into any transaction or relationship that is disclosable by such person or the Corporation pursuant to the CBCA or by the Corporation pursuant to SEC rules without the prior approval of the disinterested members of the Nominating (where appropriate) and Governance Committees, and no such person may directly or indirectly approve, or represent the Corporation or the other party in arranging, the terms of any transaction between the Corporation and a party with which he/she has any relationship of a type that is disclosable by such person or the Corporation pursuant to the CBCA or by the Corporation pursuant to SEC rules. All transactions between the Corporation and a party with which a director, officer or employee has such a relationship shall be on an arm’s-length basis.

Orientation and Continuing Education

Responsibility for the oversight of orientation for new directors and continuing education programs for all directors with respect to the Corporation’s business and financial matters, corporate governance and other appropriate subjects is assigned to the Governance Committee under its charter. In this regard, the Governance Committee’s duties include ensuring the adequacy of the orientation and education program for new members of the Board.

The Governance Committee is also responsible for arranging continuing education for directors in order to ensure that directors maintain the skill and knowledge necessary to meet their obligations as directors. Given the Corporation’s limited resources, to date, no formal external continuing education programs have been sponsored by the Corporation but members of the Board are free to attend such programs as they determine necessary and in the Corporation’s best interest. The Corporation also provides directors with the opportunity to meet with senior management of the Corporation, including the Chief Financial Officer and the General Counsel, as well as external advisors, at any time and such personnel and advisers are regularly invited to present at Board meetings or in connection with Board retreats to provide updates in legal, accounting, governance and other business developments. Some meetings are held at the Corporation’s premises, allowing directors the opportunity to gain additional insight into the Corporation’s operations. In addition, analyst reports and other information relating to the Corporation’s business and the industry in which it operates are presented at Board meetings and strategy sessions and industry-related articles of interest are distributed to Board members from time to time. Pursuant to each Committee charter, directors are permitted to obtain advice and assistance from internal or external advisors, including for the purposes of continuing education and developments relevant to board responsibilities.

Nomination of Directors

The Nominating Committee of the Board is charged with nominating activities, including determining desired Board skills and attributes for directors, conducting appropriate and necessary evaluations of the backgrounds and qualifications of possible director candidates, and recommending director nominees for approval by the Board or the Shareholders.

The Nominating Committee operates under a written charter adopted by the Board. The Nominating Committee currently is composed entirely of independent directors: Dr. Kufe (Chair), Dr. Mermelstein and Dr. Porter. The Nominating Committee held two meetings in the fiscal period ending December 31, 2006.

The Nominating Committee recommends to the Board the slate of director nominees to be proposed by the Board for election by the shareholders and any director nominees to be elected by the Board to fill interim director vacancies. To identify nominees, the Nominating Committee generally relies on personal and professional contacts or references. To date, the Committee has not used any independent search firms to identify nominees.

The Nominating Committee will consider nominees for the Board recommended by shareholders. A shareholder may submit a nomination for director by delivering to the Secretary a written notice stating the name and age of each nominee, the nominee’s principal occupation, and the number of shares of our common stock he or she beneficially owns. The written consent of the nominee to serve as a director must also be provided by the shareholder making the nomination.

The Nominating Committee will not rely on a fixed set of qualifications for director nominees. The Nominating Committee’s primary mandate with respect to director nominees is to create a Board with a broad range of skills and attributes that will be aligned with Adherex’s strategic needs. The Nominating Committee is authorized to retain advisors and consultants and compensate them for their services.

Compensation

The Board is responsible for establishing director and executive officer compensation and reviews such compensation at least as often as annually. The Board believes that directors should be fairly compensated for undertaking the responsibilities associated with serving as a director. At the same time, director compensation should be consistent with market practices generally. The Board delegates to the Compensation Committee responsibility for periodically assessing market practices for director and executive officer compensation. In addition, the Nominating Committee evaluates director compensation in the context of evaluating director recruitment and retention.

The Compensation Committee operates under a written charter adopted by the Board. The Compensation Committee is currently composed entirely of independent directors: Dr. Porter (Chair), Mr. Martin and Dr. Morand. The Compensation Committee held two meetings in the fiscal period ending December 31, 2006.

In addition to director compensation, the Compensation Committee of the Board determines the compensation to be paid to Adherex’s executive officers and periodically reviews Adherex’s compensation structure to ensure that Adherex continues to attract and retain qualified and experienced individuals to Adherex’s management team and motivate these individuals to perform to the best of their ability and in Adherex’s best interests. Among other things, the Compensation Committee considers compensation levels of comparable positions in similarly sized organizations in the biotechnology industry. The Compensation Committee also administers the Stock Option Plan and approves new stock option grants.

Other Board Committees

The Board has created audit, compensation, nominating and governance committees to ensure that the Board functions independently of management. It is also customary practice for directors (i) to regularly receive detailed information describing Adherex’s performance, and (ii) when necessary, to speak directly with management regarding additional information required on particular matters of interest. Moreover, directors have access to information independent of management through Adherex’s external auditors.

Audit Committee

On behalf of the Board, the Audit Committee of the Board retains, oversees and evaluates Adherex’s independent auditors, reviews the financial reports and other financial information provided by Adherex, including audited financial statements, and discusses the adequacy of disclosure with management and the auditors. The Audit Committee also reviews the performance of the independent auditors in the annual audit and in assignments unrelated to the audit, assesses the independence of the auditors, and reviews their fees. The Audit Committee is also responsible for reviewing Adherex’s internal controls over financial reporting and disclosure.

The Audit Committee operates under a written charter adopted by the Board. Multilateral Instrument 52-110 – Audit Committees requires certain disclosures be cross-referenced with respect to the Audit Committee when soliciting proxies from Shareholders for the purpose of electing directors. The Corporation is relying on the exemption found in Part 7 of the Multilateral Instrument applicable to U.S. Listed Issuers but Shareholders can refer to Item 16C of Part II of the Corporation’s Annual Report on Form 20-F for the fiscal period ended December 31, 2006 for related disclosures. The Audit Committee met six times during the fiscal period ending December 31, 2006. As required by the rules of the AMEX and SEC and Canadian Securities laws, the Audit Committee is composed entirely of independent directors, each of whom the Board has determined is “financially literate” for purposes of the applicable laws: Dr. Porter (Chair), Mr. Martin and Dr. Morand. In addition, the Board has determined that Dr. Porter qualifies as an “audit committee financial expert,” as defined in Item 401(h) of Regulation S-K promulgated by the SEC.

Audit Committee Report

The Audit Committee has (1) reviewed and discussed the audited financial statements with management, (2) discussed with PricewaterhouseCoopers, our independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, and (3) received the written disclosures and the letter from PricewaterhouseCoopers required by the Independence Standards Board Standard No. 1, and has discussed their independence with the independent registered public accounting firm. Based upon these discussions and reviews, the Audit Committee recommended to the Board that the audited financial statements be included in the Corporation’s Annual Report on Form 20-F for the fiscal year ended December 31, 2006 that we filed with the SEC on or about March 30, 2007.

PricewaterhouseCoopers served as our independent registered public accounting firm for 2006 and audited our consolidated financial statements for the year ended December 31, 2006. Though the Audit Committee does not have formal pre-approval policies and procedures in place, it has pre-approved all of the services performed by PricewaterhouseCoopers as discussed below, as required by SEC regulation.

The following table presents the aggregate fees for professional services and other services rendered by our independent auditors, PricewaterhouseCoopers in the fiscal year 2006 and 2005 and the six-month fiscal transition 2004 (in Canadian dollars):

	Fiscal Year 2006	Fiscal Year 2005	Six-Month Fiscal Transition 2004
Audit Fees (1)	$111,238	$70,090	$53,500
Audit-Related Fees (2)	—	6,545	—
Tax Fees (3)	40,000	22,510	5,000
All Other Fees (4)	3,295	4,794	7,000

Total	$154,533	$103,939	$65,500

(1)	Audit Fees include fees for the standard audit work that needs to be performed each year in order to issue an opinion on the consolidated financial statements of the Corporation and to issue reports on the local statutory and regulatory financial statements. It also includes fees for services that can only be provided by the Corporation’s auditor such as auditing of non-recurring transactions and application of new accounting policies, audits of significant and newly implemented system controls, pre-issuance reviews of quarterly financial results, consents and comfort letters and any other audit services required for U.S. Securities and Exchange Commission or other regulatory filings.
(2)	Audit-Related Fees include fees for those other assurance services provided by auditors but not restricted to those that can only be provided by the auditor signing the audit report.
(3)	Tax Fees include fees for periodic tax consultations and compliance services in various local, regional and national tax jurisdictions.
(4)	All Other Fees include fees for fiscal 2006 and fiscal 2005 for access to an online database service. The fee for the six-month fiscal transition 2004 relate to tax preparation to certain executives.

Our Audit Committee has considered and determined that the provision of the non-audit services rendered to us during 2006 and 2005 was compatible with maintaining the independence of PricewaterhouseCoopers.

Submitted By:	THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Arthur T. Porter, Chair Michael Martin Peter Morand

Governance Committee

The Governance Committee of the Board develops, recommends and oversees the effectiveness of Adherex’s corporate governance guidelines. In addition, the Governance Committee oversees the orientation and education of directors and the process of evaluating the Board and its committees.

The Governance Committee is currently composed entirely of independent directors: Dr. Morand (Chair) and Dr. Kufe and Dr. Mermelstein. The Governance Committee held one meeting in the fiscal period ending December 31, 2006.

Assessments

Under its written charter, the Nominating Committee is responsible for assessing the effectiveness of the Board as a whole and the committees of the Board on an annual basis. The Nominating Committee and the Board as a whole periodically conduct a self-evaluation to determine whether the Board and its committees are functioning effectively. Each director and executive officer is requested to complete, on an annual basis, a written evaluation with respect to, among other things: (i) the performance of the Board, the CEO and the executive officers; (ii) the performance and effectiveness of the Board and its committees; and (iii) the contributions of the directors to the Board and its committees. The results of the evaluations are summarized and presented to the full Board. The Nominating Committee and the Board from time to time discuss what actions, if any, could improve Board and committee performance.

Retention of Outside Advisors

Adherex’s Corporate Governance Guidelines provide that the Board, each Board committee and the Lead Independent Director, on behalf of the independent directors as a group, shall have the authority to hire legal, accounting, financial or other advisors as they may deem necessary in their best judgment, without the need to obtain the prior approval of any officer of the Corporation. The Corporation will arrange for payment of the invoices of any such third party.

Section 16(a) Beneficial Ownership Reporting Compliance

On February 21, 2007, Adherex became subject to Section 16(a) of the Exchange Act. Section 16(a) of the Exchange Act requires certain executive officers and directors of Adherex, and persons who own more than 10% of the Common Shares, to file reports of ownership on Form 3 and charges in ownership on Form 4 or Form 5 with the SEC and the AMEX. Those persons are also required to furnish Adherex with copies of all such forms that they file. All of the executive officers and directors of Adherex required to file a Form 3 as a result of Adherex becoming subject to Section 16(a) filed their reports on time.

SHAREHOLDER PROPOSALS FOR NEXT YEAR’S ANNUAL MEETING

The CBCA permits certain eligible shareholders of the Corporation to submit shareholder proposals to the Corporation, which proposals may be included in a management proxy circular relating to an annual meeting of shareholders. Under SEC rules, shareholders having proposals that they desire to present at the next year’s annual meeting of shareholders should, if they desire that such proposals be included in the Corporation’s proxy circular relating to such meeting, submit such proposals in time to be received by Adherex not later than November 30, 2007. To be so included, all such submissions must comply with the requirements of the SEC’s Rule 14a-8 and you should pay close attention to that rule. In addition, pursuant to SEC rules, management’s proxy holders will have discretion to vote proxies given to them on any shareholder proposal of which Adherex does not have notice prior to February 15, 2008. Proposals should be mailed to the Secretary at Adherex Technologies, 4620 Creekstone Drive, Suite 200, Durham, North Carolina 27703.

ADDITIONAL INFORMATION

Financial information for the financial year ended December 31, 2006 is provided in the Corporation’s consolidated financial statements and management’s discussion and analysis (“MD&A”) which are included in the Annual Report. Securityholders who wish to be added to the mailing list for the annual and interim financial statements and MD&A should complete the appropriate sections of the proxy or contact the undersigned at 4620 Creekstone Drive, Suite 200, Durham, North Carolina 27703.

The Corporation’s Annual Report on Form 20-F for the fiscal period ended December 31, 2006 (including the consolidated financial statements and MD&A) and other information relating to the Corporation is available at www.sedar.com and at www.sec.gov.

APPROVAL OF THE BOARD OF DIRECTORS

The contents of this Circular and its sending to Shareholders have been approved by the Board of Directors.

DATED at Durham, North Carolina this 26th day of March 2007.

BY ORDER OF THE BOARD OF DIRECTORS

D. Scott Murray Senior Vice President, General Counsel and Secretary

Exhibit “A”

ADHEREX TECHNOLOGIES INC.

Mandate of the Board of Directors

A.    Responsibilities

The Board of Directors (the “Board”) of Adherex Technologies Inc. (the “Company”) is responsible for the stewardship of the Company. All directors shall act honestly and in good faith with a view to the best interests of the Company and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

The Board retains plenary authority and power to do all lawful acts and things as are not by law or otherwise directed or required to be exercised or done by the shareholders of the Company or in some other manner. In carrying out its responsibilities, the Board of Directors (or the committees of the Board of Directors duly constituted by the Board of Directors to the extent such delegation is permitted by law and is specifically made by the Board of Directors) shall have the following specific responsibilities:

1.	the adoption of a corporate strategic plan that includes the periodic review and approval of business plans, which take into account, among other things, the opportunities and risks of the business;

2.	the identification of the principal risks of the Company’s business and ensuring the implementation of appropriate systems to manage these risks;

3.	the adoption of processes for succession planning, the periodic review of succession plans for key members of senior management, including the Chief Executive Officer (the “CEO”), and the appointment and training of, and monitoring the performance and compensation of senior management, including officers of the Company;

4.	the adoption of a communications policy and the periodic review of such policy;

5.	the establishment of adequate systems of internal controls and management information systems;

6.	the adoption of corporate governance guidelines or principles applicable to the Company, including with respect to: (i) the size and composition of the Board; (ii) the orientation of new directors; (iii) the provision of continuing education to directors; (iv) the compensation and tenure of directors; (v) the periodic assessment (at least annually) of the performance of the Board, its committees and directors, this Mandate, the Charter for each committee of the Board; and (vi) the position description(s) applicable to each individual director, as well as the competencies and skills each individual director is expected to bring to the Board;

7.	the oversight of the maintenance by management of practices and processes to ensure compliance with applicable laws and appropriate ethical standards, including the adoption by management of corporate policies and procedures and the adoption of a written code of business conduct and ethics applicable to directors, officers and employees of the Company containing standards that are reasonably designed to deter wrongdoing;

8.	to the extent feasible, satisfying itself as to the integrity of the CEO and other senior officers and that the CEO and other senior officers create a culture of integrity throughout the Company;

9.	the submission of matters or questions requiring the approval of shareholders to the shareholders for approval;

10.	the approval of the submission to the shareholders of any amendment to the articles of the Company or the approval of any adoption, amendment or repeal of any bylaws of the Company;

11.	the recommendation of candidates for election or appointment to the Board of Directors, including the review of nominations recommended by shareholders;

12.	the approval of the annual objectives of the Company and the Chief Executive Officer, and the assessment of the performance of the Company and the Chief Executive Officer against the approved objectives;

13.	the approval of an annual operating budget for the Company and its subsidiaries on a consolidated basis;

14.	the authorization of the issuance of securities of the Company as required in accordance with applicable laws;

15.	the declaration of dividends on shares of the Company or the approval of the purchase, redemption or other acquisition of shares issued by the Company as required in accordance with applicable laws;

16.	the oversight of the reliability and integrity of accounting principles and practices followed by management, financial statements and other financial reporting, and disclosure practices followed by management;

17.	the oversight of the qualifications and independence of the independent auditors of the Company and the approval of the terms of their audit and non-audit service engagements as required in accordance with applicable laws and the requirements of any stock exchanges on which the Company lists its securities and of securities regulatory authorities, as adopted or in force or amended from time to time, and the assessment of the performance of the independent auditors, the filling of a vacancy in the office of the independent auditor between shareholders’ meetings, and the recommendation of the annual appointment or, if appropriate, the removal, of the independent auditors of the Company to the shareholders of the Company for their approval in accordance with applicable laws;

18.	the approval of the annual audited consolidated financial statements of the Company and, as required in accordance with applicable laws, the approval of the quarterly unaudited consolidated financial statements of the Company and overview of the accounting principles and practices followed by management;

19.	the approval of prospectuses, annual information forms, annual reports on Form 20-F, 40-F or 10-K or other applicable form, as the case may be, and proxy circulars and proxy statements sent to shareholders of the Company and the review of managements’ discussion and analyses of financial condition and results of operations, and other material disclosure documents as determined by the Board of Directors from time to time;

20.	the establishment and periodic review of the Company’s measures for receiving feedback from security holders;

21.	the development of clear position descriptions for directors, including the Chair of the Board, a “Lead Independent Director” and the chair of each board committee; and, together with the CEO, a clear position description for the CEO, which includes delineating management’s responsibilities;

22.	the oversight of the management of environmental risks and practices, charitable activities and other social responsibility matters; and

23.	to the extent not otherwise referred to above, the review and approval of all proposed transactions and matters described below under the heading “B. Decisions Requiring Prior Approval of the Board”

and, where applicable, in accordance with the requirements of the Canada Business Corporations Act, the stock exchanges on which the Company lists its securities and securities regulatory authorities, as adopted or in force or amended from time to time.

In discharging its duties and responsibilities, the Board of Directors is expected to be fully diligent in its oversight to avoid fraud or abuse. Accordingly, the Board may conduct such examinations, investigations or inquiries, and engage such special legal, accounting or other advisors, at the expense of the Company, at such time or times and on such terms and conditions as the Board of Directors considers appropriate.

B.    Decisions Requiring Prior Approval of the Board

In addition to such other approvals as required by applicable law or the stock exchanges on which the Company lists its securities and securities regulatory authorities, the Board (or the committees of the Board duly constituted by the Board to the extent such delegation is permitted by law and is specifically made by the Board of Directors) shall review and approve:

1.	the strategic plan, financial plans and operating budget of the Company on at least an annual basis;

2.	the quarterly and annual financial statements of the Company;

3.	all material capital expenditures not part of the approved operating budget, all mergers and acquisitions, and all material investments and dispositions of the Company;

4.	all material borrowings and banking arrangements of the Company;

5.	all financing by the Company including the issuance of debt, equity and derivative instruments; for greater certainty, this includes the approval of all off-balance sheet financings by the Company or by special purpose entities or affiliates;

6.	the purchase and redemption of securities;

7.	any changes to the articles or by-laws of the Company;

8.	the hiring and, if necessary, the termination of the Chief Executive Officer;

9.	the compensation paid to senior management and directors, including the issuance of stock options and non- arms length consulting arrangements;

10	any other material matters outside the ordinary course of the Company’s business including all major strategic and policy decisions; and

11.	any other matter specified by the Board as requiring its approval.

C.    Expectations of Management

The CEO, through the Senior management, is responsible for the day-to-day operations of the Company and for providing the Board, directly or through the Chair of the Board, the appropriate committee or the Lead Independent Director, with timely, complete and accurate information on such operations. The Board expects management to propose and, after Board approval, implement the Company’s strategic plan and to be accountable for the Company’s financial and competitive performance. The Board expects the Company’s resources to be managed in a manner consistent with enhancing the value of the Company and with consideration for ethics and corporate social responsibility.

The Board may request that certain members of senior management attend all or any portion of a Board or committee meeting and may schedule presentations by managers who can provide additional insight based on their personal involvement in the matter or their particular expertise. Each director shall have complete access to any member of senior management. The Chief Financial Officer and the General Counsel of the Company shall each have access to meet separately with the Audit Committee and Governance Committee respectively, and the Lead Independent Director.

The Board may reasonably rely on the information provided to them by the Company’s senior management personnel and outside advisors and auditors.

D.    Measures for Receiving Shareholder Feedback

The Company has developed a Disclosure Policy to facilitate consistent disclosure practices aimed at informative, timely and broad dissemination of material information to the market in compliance with applicable securities laws and the rules and policies of any exchange on which the Company’s securities are listed. The Disclosure Policy Committee established under the Disclosure Policy is responsible for overseeing and monitoring communications with, and responses to inquiries from, both institutional and individual investors and the financial community consistent with the objectives of the Company’s Disclosure Policy.

Commencing in fiscal 2005, the Company intends to solicit questions and comments from shareholders by way of comments cards that will be mailed to shareholders in connection with the Company’s annual meetings. The comments received will be reviewed by the Disclosure Policy Committee and those requiring a response will be answered individually. Any member of the Disclosure Policy Committee may provide copies or summaries of such comments or other communications from shareholders to the Directors, as he or she considers appropriate.

Company spokespersons as appointed by the Disclosure Policy Committee from time to time are available to shareholders by telephone, fax and e-mail and the Company maintains up-to-date material of interest to shareholders and investors on the Company’s web site at www.adherex.com.

E.    General

The Board of Directors shall review and assess the adequacy of the mandate of the Board on an annual basis.

Nothing in this Mandate is intended, or may be construed, to impose on any member of the Board a standard of care or diligence that is in any way more onerous or extensive than the standard required by law.

APPENDIX “A”

FORM OF STOCK OPTION PLAN RESOLUTION

Stock Option Plan Resolution

BE IT RESOLVED AS AN ORDINARY RESOLUTION OF THE SHAREHOLDERS THAT:

1.	the following amendments to the Corporation’s stock option plan:

(a)	the maximum number of common shares of the Corporation (the “Common Shares”) that may be issued under the Corporation’s stock option plan, as amended, shall be increased from the current fixed maximum number of 5,600,000 Common Shares to a fixed maximum number of 20,000,000 Common Shares;

(b)	the first sentence of Section 5 of the Corporation’s stock option plan (the “Plan”) shall be amended and restated as follows:

“Options granted under the Plan must be exercised within a period of seven (7) years from the Date of Grant, failing which the Option shall expire; provided that, if the end of such seven (7) year period for any vested Option falls on, or within nine (9) trading days immediately following, a date upon which the Participant is prohibited from exercising such Option due to a black-out period or other trading restriction imposed by the Company, then the expiry date of such Option shall be automatically be the tenth (10th) trading day following the date the relevant black-out period or other trading restriction imposed by the Company is lifted, terminated or removed.”

(c)	Section 16 of the Plan shall be amended and restated as follows:

“The Board shall have the right, in its sole discretion, to amend, suspend or terminate this Plan or any portion thereof at any time, in accordance with applicable legislation, without obtaining the approval of shareholders; provided that any amendment to any provision of the Plan will be subject to any required regulatory approval and the provisions of applicable law, if any, that require the approval of shareholders. Notwithstanding the foregoing, the Company will be required to obtain the approval of the shareholders of the Company for any amendment related to (i) the maximum number of Common Shares issuable under the Plan; (ii) a reduction in the Option Price for Options held by insiders; and (iii) an extension to the term of Options held by insiders. Subject to compliance with the applicable rules of the Exchange and the American Stock Exchange, no amendment, suspension or termination will alter or impair any Options under the Plan, or any rights pursuant thereto, granted previously to any Participant without the consent of that Participant. The Plan shall expire 10 years after the Effective Date (except as to Options outstanding on that date).”

are hereby approved;

2.	any officer or director of the Corporation be and is hereby authorized and directed, for and on behalf of the Corporation, to execute and deliver all such documents and to do all such acts and things as he or she may determine to be necessary or desirable in order to carry out the foregoing provisions of this resolution, the execution of any such document or the doing of any such acts and things being conclusive evidence of such determination; and

3.	the directors of the Corporation may in their discretion revoke this resolution before it is implemented, without further notice to, or approval of the shareholders.

A-1

Adherex Technologies Inc.

9th Floor, 100 University Avenue

Toronto, Ontario M5J 2Y1

www.computershare.com

Security Class

Holder Account Number

Form of Proxy - Annual and Special Meeting of Shareholders to be held on April 27, 2007

This Form of Proxy is solicited by and on behalf of Management.

Notes to proxy

1. Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse).

2. If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you may be required to provide documentation evidencing your power to sign this proxy with signing capacity stated.

3. This proxy should be signed in the exact manner as the name appears on the proxy.

4. If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder.

5. The securities represented by this proxy will be voted as directed by the holder, however, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by Management.

6. The securities represented by this proxy will be voted or withheld from voting, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly.

7. This proxy confers discretionary authority in respect of amendments to matters identified in the Notice of Meeting or other matters that may properly come before the meeting.

8. This proxy should be read in conjunction with the accompanying documentation provided by Management.

Proxies submitted must be received by 4:00 p.m., Eastern Time, on April 26, 2007.

Appointment of Proxyholder

I/We, being holder(s) of Adherex Technologies Inc. hereby appoint: William P. Peters, Chairman and CEO, or failing him, D. Scott Murray, Corporate Secretary of the Corporation,

OR

Print the name of the person you are appointing if this person is someone other than the Management Nominees listed herein.

as my/our proxyholder with full power of substitution and to vote in accordance with the following direction (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the Annual and Special Meeting of Shareholders of Adherex Technologies Inc. to be held at the Toronto Board of Trade, Downtown Centre, 1 First Canadian Place, 77 Adelaide Street Entrance, Toronto, Ontario on April 27, 2007 at 4:00 p.m. Eastern Time and at any adjournment thereof.

VOTING RECOMMENDATIONS ARE INDICATED BY HIGHLIGHTED TEXT OVER THE BOXES.

1. Election of Directors

Management recommends that you vote FOR all of the nominees listed in the Information Circular.

Vote FOR or WITHHOLD for all nominees proposed by Management

For Withhold

2. Appointment of Auditors

To appoint auditors and to authorize the directors of the Corporation to fix the auditors’ remuneration

For Withhold

3. Special Resolution

To authorize an increase in the number of Common Shares issuable under the Corporation’s stock option plan and other amendments to the Corporation’s stock option plan as more fully described in the Information Circular

For Against

Authorized Signature(s) - This section must be completed for your instructions to be executed.

Signature(s)

Date

I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are indicated above, this Proxy will be voted as recommended by Management.

MM/DD/YY

Interim Financial Statements

Mark this box if you would like to receive interim financial statements and accompanying Management’s Discussion and Analysis by mail.

Annual Report

Mark this box if you would NOT like to receive the Annual Report and accompanying Management’s Discussion and Analysis by mail.

If you are not mailing back your proxy, you may register online to receive the above financial report(s) by mail at www.computershare.com/mailinglist.

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